Filed Pursuant to Rule 424(b)(2)
Registration No. 333-122925; 333-122925-01

SUBJECT TO COMPLETION, DATED AUGUST 17, 2005	Prospectus Supplement (To Prospectus Dated May 3, 2005)

PISTONS

PORTFOLIO INCOME STRATEGIC OPPORTUNITY NOTES

CITIGROUP FUNDING INC.

        PISTONS BASED UPON THE CBOE S&P 500 BUYWRITE INDEX

Due                     , 2010

$10.00 PER PISTONS

PAYMENTS DUE FROM CITIGROUP FUNDING INC.

FULLY AND UNCONDITIONALLY GUARANTEED BY CITIGROUP INC.

•	The PISTONS will mature on , 2010.
•	The PISTONS are not principal-protected.
•	The PISTONS will provide a return based on the performance of the CBOE S&P 500 BuyWrite Index. The CBOE S&P 500 BuyWrite Index measures the total rate of return of a “buy-write,” or “covered call,” strategy on the S&P 500 Index.
•	We expect to make monthly investment payments in cash on the PISTONS.
•	The monthly investment payments on the PISTONS will vary and, for any month, will be 8% per annum of the net investment value of the PISTONS on the first trading day of each monthly calculation period times the number of days in that monthly calculation period. Because the CBOE S&P 500 BuyWrite Index is a total return performance index, the monthly investment payments represent a partial return of your investment in the PISTONS and will reduce the net investment value of the PISTONS as a result of a monthly investment payment adjustment amount.
•	Beginning , 2005 and on any trading day during the first five calendar days of each month, each holder of the PISTONS may redeem the PISTONS for the net investment value of the PISTONS on the trading day following the fifth day of that month minus a redemption adjustment amount.
•	The PISTONS are not principal-protected. At maturity, if you do not redeem your PISTONS on a prior date, you will receive for each PISTONS an amount equal to the net investment value of the PISTONS determined on the fifth trading day prior to the maturity date.
•	The net investment value of the PISTONS is initially $9.775. On any trading day, the net investment value will be calculated based on the net investment value of the PISTONS on the prior trading day multiplied by the index return percentage of the CBOE S&P 500 BuyWrite Index on that day, and the net investment value of the PISTONS will be reduced by a monthly investment payment adjustment amount and a monthly charge adjustment amount at the end of the last trading day of each monthly calculation period.
•	The index return percentage on any trading day will be based on the value of the CBOE S&P 500 BuyWrite Index on that day compared to the value for the CBOE S&P 500 BuyWrite Index on the preceding trading day.
•	The monthly investment payment adjustment amount and the monthly charge adjustment amount will depend on the net investment value of the PISTONS on the first trading day of the applicable monthly calculation period and the number of days in that monthly calculation period.
•	The monthly investment payment adjustment amount, the monthly charge adjustment amount and the redemption adjustment amount, if any, will have the effect of reducing your participation in the CBOE S&P 500 BuyWrite Index.
•	Application will be made to list the PISTONS on the American Stock Exchange under the symbol “PBN,” but we cannot assure you that the PISTONS will be approved for listing. In addition, the indicative net investment value of the PISTONS will be published by the Chicago Board Options Exchange under the symbol “PCJ.”

Investing in the PISTONS involves a number of risks. See “ Risk Factors Relating to the PISTONS” beginning on page S-12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the PISTONS or determined that this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The PISTONS represent obligations of Citigroup Funding Inc. only. “Standard & Poor’s®,” “Standard & Poor’s 500®,” S&P 500®” and “S&P®” are trademarks of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. “BXM” is a service mark of the Chicago Board Options Exchange, Incorporated. These marks have been licensed for use by Citigroup Global Markets Inc. The PISTONS have not been passed on by Standard & Poor’s, The McGraw-Hill Companies, Inc. or the Chicago Board Options Exchange, Incorporated as to their legality or suitability. The PISTONS are not sponsored, endorsed, sold or promoted by Standard & Poor’s, The McGraw-Hill Companies, Inc. or the Chicago Board Options Exchange, Incorporated. Standard & Poor’s, The McGraw-Hill Companies, Inc. and the Chicago Board Options Exchange, Incorporated make no representation regarding the advisability of investing in the PISTONS.

	Per PISTONS	Total
Public Offering Price	$10.00	$
Underwriting Discount*	$	$
Proceeds to Citigroup Funding Inc. (before expenses)	$	$

* A trailing commission will be paid to brokerage firms, including Citigroup Global Markets Inc. and its affiliates, whose clients purchase the PISTONS in the initial offering and continue to hold their PISTONS on the last business day of each             .

The underwriter expects to deliver the PISTONS to purchasers on or about                     , 2005.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

                 , 2005

The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Summary

This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the PISTONS based upon the CBOE S&P 500 BuyWrite Index, which we refer to as the BXM Index. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the PISTONS, certain information regarding how the BXM Index is calculated and maintained, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the PISTONS. You should, in particular, carefully review the section entitled “Risk Factors Relating to the PISTONS,” which highlights a number of risks, to determine whether an investment in the PISTONS is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this prospectus supplement and the accompanying prospectus.

Selected Purchase Considerations

•	Growth Potential – The PISTONS offer the potential for growth based on the appreciation, if any, of the BXM Index.

•	Monthly Payments – We expect to make monthly investment payments in cash on the PISTONS. The monthly investment payment on the PISTONS for any month will depend on the net investment value of the PISTONS on the first trading day of each monthly calculation period and the number of days in such monthly calculation period. Because the BXM Index measures the total return performance of the covered S&P 500 Index by incorporating the value of the ordinary cash dividends on the stocks underlying the S&P 500 Index and the option premium received from writing hypothetical monthly call options on the S&P 500 Index, the monthly investment payments represent a partial return of your investment in the PISTONS.

•	Redemption Right – Beginning , 2005 and on any trading day during the first five calendar days of each month, each holder of the PISTONS may redeem the PISTONS for the net redemption value of the PISTONS on the trading day following the fifth day of that month minus a redemption adjustment amount.

•	Exchange Listing – Although the PISTONS are expected to be “buy and hold” investments, they are expected to be listed on a major exchange. If the PISTONS are not approved for listing, Citigroup Global Markets Inc. currently intends to make an over-the-counter market in the PISTONS, but it is not obligated to do so.

•	Diversification – The notes are linked to the BXM Index and may allow you to diversify an existing portfolio mix of stocks, bonds, mutual funds and cash.

Selected Risk Considerations

An investment in the PISTONS involves significant risks. These risks are explained in more detail in the “Risk Factors Relating to the PISTONS” section of this prospectus supplement. Some are summarized here.

•	You May Receive Less than Your Initial Investment at Maturity or upon Redemption if the Value of the BXM Index Declines or Does Not Increase Significantly – The value of the BXM Index must increase significantly in order for you to receive at least the $10 principal amount per PISTONS at maturity or upon redemption. The amount payable in monthly investment payments will depend on the net investment value of the PISTONS on the first trading day of the applicable monthly calculation period. The amount payable at maturity or upon redemption will depend on the net investment value of the PISTONS on the final valuation date or any applicable redemption valuation date, as the case may be. If the value of the BXM Index declines or does not increase significantly, monthly investment payments will decline and you will receive less, and possibly significantly less, than the $10 principal amount per PISTONS at maturity or upon redemption. In addition, since the monthly investment payments will reduce the net investment value of the PISTONS, the value of the BXM Index must increase by more than an amount equal to the monthly investment payments plus the monthly charge adjustment amounts in order for you to receive the $10 principal amount per PISTONS.

•	The Monthly Investment Payments Will Vary –We expect to make monthly investment payments in cash on the PISTONS. The monthly investment payment on the PISTONS will vary and will be based on the net investment value of the PISTONS on the first trading day of each monthly calculation period and the number of days in such monthly calculation period.

•	The Net Investment Value of the PISTONS Will Not Track the Value of the BXM Index – The net investment value of the PISTONS will be reduced by the monthly investment payments and the monthly charge adjustment amount. Since the BXM Index is a total return index with no interim distributions, the return on the PISTONS, as measured by changes in net investment value, is expected to lag the return of the BXM Index as a result of the monthly investment payment adjustment amount and the monthly charge adjustment amount and these monthly deductions will have the effect of reducing your participation in the BXM Index.

•	You May Not Be Able to Dispose of Your PISTONS Until the Monthly Redemption Period if an Active Trading Market for the PISTONS Does Not Develop – We have applied to list the PISTONS on the American Stock Exchange under the symbol “PBN,” but we cannot assure you that the PISTONS will be approved for listing. In addition, any secondary market that does develop may not be liquid and may not continue for the term of the PISTONS. Although Citigroup Global Markets Inc. intends to make a market in the PISTONS, it is not obligated to do so.

•	The Price at Which You Will Be Able to Dispose of Your PISTONS Prior to Maturity May Be Substantially Less Than the Amount You Originally Invest – The PISTONS may trade at prices below their initial issue price and you could receive substantially less than the amount of your original investment if you dispose of your PISTONS prior to maturity, due to changes in value of the BXM Index and the S&P 500 Index, prices of and the dividend yields on the stocks underlying the S&P 500 Index, interest rates, the earnings performance of the issuers of the stocks underlying the S&P 500 Index, other economic conditions and Citigroup Funding and Citigroup’s perceived creditworthiness.

•	The Payment on the PISTONS at Maturity and the Monthly Investment Payments Are Subject to Market Risks – The maturity payment on the PISTONS and the monthly investment payments are linked to the performance of the BXM Index, which will fluctuate in response to market conditions, and the prices of the stocks underlying the S&P 500 Index. As a result, your return on the PISTONS may be less than the yield on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity, and you could receive substantially less than the amount you originally invest.

•	Citigroup Funding Will Receive Compensation for Certain Activities and Services Relating to the PISTONS – Citigroup Funding and its affiliates involved in the offering of the PISTONS will receive compensation, such as the upfront sales commission and the ongoing trailing commission, for activities and services (including potential profit associated with the hedging activities of Citigroup Global Markets Inc. or one of its affiliates and retention of the monthly charge adjustment amounts) provided in connection with the PISTONS and, as a result, may have economic interests that are different from yours.

•	The Brokerage Firm at Which You Hold Your PISTONS and the Broker Through Whom You Hold Your PISTONS May Have Economic Interest That Are Different From Yours – Trailing commissions will be paid annually to brokerage firms at which you hold the PISTONS. As with any security or investment for which the commission is paid over time, your brokerage firm and your broker may have an incentive to encourage you to continue to hold the PISTONS because they no longer receive these annual commissions if you sell your PISTONS.

•	The U.S. Federal Income Tax Treatment of the PISTONS is Uncertain and May Not Reflect Your Economic Return on the PISTONS – Significant aspects of the U.S. federal income tax consequences of an investment in the PISTONS are uncertain. Under the U.S. federal income tax treatment of the PISTONS described under “Certain United States Federal Income Tax Considerations,” certain investors that are U.S. individuals will be required to treat as gross income a greater amount of taxable gain, or will be permitted to deduct a lesser amount of taxable loss, on their investment in the PISTONS than those investors’ economic gain or loss from such investment.

SUMMARY INFORMATION — Q&A

What Are the PISTONS?

The PISTONS are a series of unsecured senior debt securities issued by Citigroup Funding Inc., the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The PISTONS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of payments due under the PISTONS will rank equally with all other unsecured and unsubordinated debt of Citigroup. The PISTONS are not principal-protected, will mature on                     , 2010, are redeemable by you beginning                     , 2005 and do not provide for early redemption by us.

Each PISTONS represents a principal amount of $10. You may transfer the PISTONS only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the PISTONS in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the PISTONS by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the PISTONS through the accounts those systems maintain with DTC. You should refer to the section “Description of the PISTONS — Book-Entry System” in this prospectus supplement and the section “Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Any Payments on the PISTONS Prior to Maturity?

The monthly investment payments on the PISTONS will vary and depend on the net investment value of the PISTONS. The amount of the monthly investment payment on the PISTONS on each monthly payment date will be determined on each monthly determination date, and will equal the product of (1) 8% per annum, (2) the net investment value of the PISTONS on the first trading day of that monthly calculation period and (3) the number of days in the monthly calculation period divided by 365. The monthly investment payments represent a partial return of your investment on the PISTONS. You should refer to “Certain United States Federal Income Tax Considerations” of this prospectus supplement for an explanation of how taxable gain or loss from the partial return of your investment will be calculated.

Each monthly calculation period will commence on and include the third Friday of the immediately preceding month and end on and exclude the third Friday of the current month (or, if either Friday is not a trading day, on the immediately preceding trading day). The first monthly calculation period will commence on the date the PISTONS are priced for initial sale to the public.

Each monthly determination date will be the third Friday of each month (or, if that Friday is not a trading day, on the immediately preceding trading day) commencing on October     , 2005 and ending on the final valuation date.

Each monthly payment date will occur five trading days after each monthly determination date, commencing on October     , 2005.

What Is the Net Investment Value?

The initial net investment value of the PISTONS on the date the PISTONS are priced for initial sale to the public will equal $9.775. The net investment value on any other trading day will equal the product of (x) the net investment value of the PISTONS on the prior trading day and (y) the index return percentage. The net investment value of the PISTONS will be reduced by (1) a monthly charge adjustment amount and (2) a monthly investment payment adjustment amount at the end of the last trading day of each monthly calculation period.

The index return percentage on any trading day equals:

Ending Index Value

Starting Index Value

The starting index value equals the closing value of the BXM Index on the previous trading day.

The ending index value equals the closing value of the BXM Index on the current trading day.

If no ending index value of the BXM Index is available on the final valuation date because of a market disruption event or otherwise, then the final valuation date will be the immediate succeeding trading day on which no market disruption event has occurred. Notwithstanding the foregoing, the final valuation date will be no later than the second trading day preceding the maturity date. If no ending index value of the BXM Index is available on any trading day other than the final valuation date because of a market disruption event or otherwise, or if the ending index value of the BXM Index could not be determined in the manner specified in the first and second sentences of this paragraph, the value of the BXM Index for that trading day will be calculated by the calculation agent in accordance with the formula for and method of calculating the BXM Index last in effect prior to the commencement of the market disruption event or otherwise, using (x) in respect of the S&P 500 Index, the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of the securities most recently comprising the S&P 500 Index; and (y) in respect of the call option included in the BXM Index, the arithmetic average of the last bid and ask prices (or, if trading in call options has been materially suspended or materially limited, its good faith estimate of the arithmetic average of the last bid and ask prices that would have prevailed but for such suspension or limitation) of the call option reported before 4:00 p.m. (New York City time) on that date.

The relevant exchange is the primary U.S. organized exchange or market of trading for any security then included in the BXM Index, the S&P 500 Index or any successor index.

For more specific information about the determination of monthly investment payments and the effect of a market disruption event on the determination of these payments, please see “Description of the PISTONS — Monthly Investment Payments” and “Description of the PISTONS — Payment at Maturity” in this prospectus supplement.

What Factors Will Impact the Price of the PISTONS Prior to Maturity?

Several factors, including the values of the BXM Index and the S&P 500 Index, the volatility of the BXM Index and the S&P 500 Index, events involving the companies comprising the S&P 500 Index, dividends on the stocks underlying the S&P 500 Index as well as the monthly call option premium, U.S. interest rates, our and Citigroup’s credit ratings, and hedging activities related to the PISTONS by us or one or more of our affiliates may affect the market value of the PISTONS during their term and, consequently, the price you would receive should you choose to redeem your PISTONS prior to maturity. For example, the market value of the PISTONS will likely depend substantially on the performance of the S&P 500 Index. Therefore, if the value of the S&P 500 Index declines and causes the value of the BXM Index to decline, the value of the PISTONS will decline as well. Likewise, because the BXM Index is a total return index in which dividends and option premiums are effectively reinvested, if the dividends on stocks underlying the S&P 500 Index or the monthly call premiums decline, the value of the BXM Index will increase less than it otherwise would absent such decline. You should refer to “Risk Factors — The Price at Which You Will Be Able to Dispose of Your PISTONS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest.”

What Will I Receive if I Redeem My PISTONS Prior to Maturity?

You may redeem your PISTONS on any trading day during the first five calendar days of each month, which we refer to as a monthly redemption period, beginning on                     , 2005 through the maturity date.

If you redeem your PISTONS on any such day as described in the preceding paragraph, you will receive for each PISTONS a cash amount equal to the net redemption value of the PISTONS for the monthly redemption period. The net redemption value for any monthly redemption period will equal (1) the net investment value of the PISTONS on the trading day following the fifth calendar day of that monthly redemption period, which we refer to as the redemption valuation date, minus (2) a redemption adjustment amount equal to 0.15% of the net investment value on that redemption valuation date. We will pay that cash amount to the trustee for delivery on the fifth trading day following the redemption valuation date.

To redeem your PISTONS during any monthly redemption period, you must instruct your broker or other person with whom you hold your PISTONS to take the following steps through normal clearing system channels:

•	fill out an official notice of redemption, which is attached as Annex A to this prospectus supplement;
•	deliver your official notice of redemption to us (which must be acknowledged by us) on any trading day falling in a monthly redemption period but prior to 12:00 p.m. (New York City time) on the last trading day in that monthly redemption period; and
•	transfer your book-entry interest in the PISTONS to the trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the fifth trading day following the redemption valuation date (as defined below).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the PISTONS, you should consult the brokerage firm through which you own your interest for the relevant deadline. If you give us your official notice of redemption after 12:00 p.m. (New York City time) on the last trading day in a monthly redemption period, your notice will not be effective, you will not be able to redeem your PISTONS until the following monthly redemption period and you will need to complete all the required steps if you wish to redeem your PISTONS during any subsequent monthly redemption period.

We may request that Citigroup Global Markets Inc., one of our broker-dealer affiliates, purchase the PISTONS in exchange for the cash amount that would otherwise have been payable by us.

What Will I Receive at Maturity of the PISTONS?

If you do not redeem your PISTONS on an earlier date, the payment you receive at maturity on the PISTONS will be equal to the net investment value of the PISTONS on                     , 2010, the fifth trading day before the maturity date, which we refer to as the final valuation date.

What Will the Maturity Payment of the PISTONS Be Based Upon?

At maturity, you will receive a payment equal to the prevailing net investment value of the PISTONS on the fifth trading day before the maturity date. The net investment value of the PISTONS on the fifth trading day before the maturity date will depend on the performance of the BXM Index over the term of the PISTONS. If the appreciation of the BXM Index over the term of the PISTONS is not sufficient to cover the sum of the monthly investment payment adjustment amount, the monthly charge adjustment amount and the amount by which the initial net investment value is less than the $10 public offering price of the PISTONS, the net investment value of the PISTONS will be less than the $10 public offering price at maturity. However, the return on the PISTONS, which is based upon the cumulative monthly investment payments received plus the net investment value payable on the fifth trading day before the maturity date, may be greater than or equal to zero even if the net investment value of the PISTONS is less than $10 at maturity or if the value of the BXM Index at maturity is not greater than its starting value. See “Description of the PISTONS — Maturity Payments — Hypothetical Examples.” In order for you to receive at least your initial investment of $10 per PISTON, the cumulative monthly investment payments plus the net investment value of the PISTONS on the fifth trading day before the maturity date must equal at least $10 per PISTON.

Is There a Possibility of Loss of Capital?

The PISTONS do not guarantee any return of principal at maturity. Instead, at maturity, if you do not redeem your PISTONS on an earlier date, we will pay to you an amount of cash equal to the net investment value of the PISTONS on the final valuation date. Because the initial net investment value is 2.25% less than the public offering price of the PISTONS, and as a result of the monthly charge adjustment amount, the monthly investment payment adjustment amount and the redemption adjustment amount, if any, the value of the BXM Index, which includes the cash dividends paid on the stocks underlying the S&P 500 Index as well as the option premium from the monthly call option written, must increase by approximately 2.3% more than the monthly investment payment adjustment amount, the monthly charge adjustment amount and the redemption adjustment amount, if any, deducted from the net investment value of the PISTONS since the initial net investment value of the PISTONS is expected to be $9.775 for the net investment value at the final valuation date or upon redemption to equal the $10 principal amount of the PISTONS. In addition, the combination of the monthly investment payments and the maturity or redemption payment you receive will be less, and possibly significantly less, than the $10 principal amount per PISTONS if the value of the BXM Index declines or does not increase significantly. You should refer to “Description of the PISTONS — Hypothetical Historical Monthly Investment Payments” and “Description of the PISTONS — Maturity Payment — Hypothetical Examples.”

What Are the Monthly Charge Adjustment Amount and the Monthly Investment Payment Adjustment Amount?

The monthly charge adjustment amount for each monthly calculation period equals the product of (1) 1.55%, (2) the net investment value of the PISTONS on the first trading day of the applicable monthly calculation period (or $9.775 for the first monthly calculation period) and (3) the number of calendar days in the applicable monthly calculation period divided by 365. The monthly investment payment adjustment amount for each monthly calculation period equals the product of (1) 8%, (2) the net investment value of the PISTONS on the first trading day of the applicable monthly calculation period (or $9.775 for the first monthly calculation period) and (3) the number of calendar days in the applicable monthly calculation period divided by 365. The monthly investment payment adjustment amount is collected to fund the monthly investment payments and the monthly charge adjustment amount is retained by Citigroup Funding to pay the trailing commissions as well as to adjust and maintain its hedging position with respect to the PISTONS. The monthly charge adjustment amount and the monthly investment payment adjustment amount will reduce the net investment value of the PISTONS, result in a lower maturity payment and reduce your participation in the BXM Index. You should refer to “Risk Factors Relating to the PISTONS — The Monthly Investment Payments Made on the PISTONS Represent a Return of Your Investment and Will Reduce the Net Investment Value and, Accordingly, Your Maturity Payment or the Amount You Receive Upon Redemption of Your PISTONS.”

Does the 8% Per Annum, Which Is Used to Calculate the Monthly Investment Payment, Represent the Expected Return on the PISTONS?

No, the 8% per annum monthly investment payments do not represent an expected return of 8% per annum on the PISTONS, and the actual return on the PISTONS could be significantly less than such a return and may be negative. In fact, if the appreciation of the BXM Index over the term of the PISTONS is not sufficient to cover the sum of the monthly investment payment adjustment amounts, the monthly charge adjustment amounts and the amount by which the initial net investment value is less than the $10 public offering price of the PISTONS, the net investment value of the PISTONS at maturity will be less than the $10 public offering price. The PISTONS do not provide any protection of principal.

What Are the Trailing Commissions?

A portion of the monthly charge adjustment amount will be paid annually, beginning on                     , 2006 and ending on                     , 2010, as trailing commissions to brokerage firms, including Citigroup Global

Markets Inc. and its affiliates, whose clients purchase the PISTONS in the initial offering and continue to hold their PISTONS on the last business day of each             . These trailing commissions for any annual period will be calculated based on the following formula:

Sum of (0.004 x NIVp x	number of calendar days in such monthly calculation period	)	for each monthly calculation period
365

where NIVp equals the net investment value as of the first trading day of each monthly determination period in such annual period. In no event will the trailing commissions exceed $0.04 per PISTONS in any annual period from the issue date. We expect that the brokerage firm at which you hold the PISTONS will pay a portion of these trailing commissions to your broker.

As a result of these arrangements, the brokerage firm at which you hold the PISTONS and the broker through whom you hold the PISTONS may have economic interests that are different than yours. You should refer to “Risk Factors Relating to the PISTONS — The Brokerage Firm at Which You Hold Your PISTONS and the Broker Through Whom You Hold Your PISTONS May Have Economic Interests That Are Different From Yours” and “Underwriting” in this prospectus supplement for more information about the payment of these trailing commissions.

Who Publishes the BXM Index and What Does It Measure?

The BXM Index is calculated and published by the Chicago Board Options Exchange, which we refer to as the CBOE. The BXM Index measures the total rate of return of a “buy-write,” or “covered call,” strategy on the S&P 500 Index. This strategy is referred to as an at-the-money covered call strategy.

An at-the-money covered call strategy on an index is one in which an investor holds (or buys) an investment representing an index and sells (or “writes”) an option on the index with a strike price that is equal to, or slightly greater than, the level of the index when the option is sold, or written.

A buy-write strategy provides income from option premiums, or the money received for selling the option. These premiums can, to some extent, offset an investor’s losses if there is a decline in the value of the index on which the option is sold. However, the strategy limits participation in appreciation of the index beyond the option’s strike price. In the case of an at-the-money covered call strategy, because the strike price of the option that is sold is equal to or slightly greater than the level of the index when the option is sold, the investor will participate in little or no index appreciation. Thus, in a period of significant stock market appreciation, a covered call strategy is likely to produce lower returns than would an investment linked to the index that does not involve a covered call strategy. We have provided information on the historical performance of the BXM to help you evaluate the behavior of the BXM Index in recent years. You should refer to “Description of the BXM Index — Historical Data on the BXM Index.”

The BXM Index measures the hypothetical “total rate of return” of this strategy on the S&P 500 Index because its value incorporates both the ordinary cash dividends paid on stocks underlying the S&P 500 Index as well as the option premium hypothetically received from writing call options on the S&P 500 Index. The method of calculating the BXM Index incorporates the ordinary cash dividend on each stock underlying the S&P 500 Index on the ex-dividend date for each dividend and incorporates option premium into the S&P 500 Index on the day each option is sold. The BXM Index does not, however, have a cash component. Instead, the formula for the BXM Index effectively converts the cash value of any dividends on stocks underlying the S&P 500 Index and the option premium payable in respect of the written call options into covered S&P 500 Index units. For more information, see “Risk Factors — An Investment in the PISTONS Is Not the Same as Investing Directly in the BXM Index or Pursuing a Buy-Write Strategy Directly” and “Description of the BXM Index.”

How Has the BXM Index Performed Historically?

We have provided a table showing monthly closing values of the BXM Index since the first month of 2000 and a graph illustrating the performance of the BXM Index based on the closing value of the BXM for each month from January 2000. You can find the table and the graph in the section “Description of the BXM Index — Historical Data on the BXM Index” in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of the BXM Index in recent years. However, past performance is not necessarily indicative of how the BXM Index will perform in the future. You should also refer to the section “Risk Factors Relating to the PISTONS — The Historical Performance of the BXM Index Is Not an Indication of the Future Performance of the BXM Index” in this prospectus supplement.

Who Publishes the S&P 500 Index and What Does It Measure?

Unless otherwise stated, all information on the S&P 500 Index provided in this prospectus supplement is derived from Standard & Poor’s, a division of The McGraw Hill Companies, Inc., which we refer to as S&P, or other publicly available sources. The S&P 500 Index is published by S&P and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of April 30, 2005, the common stocks of 425 of the 500 companies included in the S&P 500 Index were listed on the New York Stock Exchange (“NYSE”). As of April 30, 2005, the aggregate market value of the 500 companies included in the S&P 500 Index represented approximately 75% of the market value of Standard & Poor’s internal database of over 6,984 equities. S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the S&P 500 Index based on a half float-adjusted formula, and on or about September 16, 2005, the S&P 500 Index will be fully float adjusted. Thus, the float-adjusted methodology will exclude blocks of stocks that do not publicly trade, including blocks held by affiliates and governments.

Please note that an investment in the Notes does not entitle you to any ownership or other interest in the stocks of the companies included in the S&P 500 Index.

What Are the Tax Consequences of Investing in the PISTONS?

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat the PISTONS as a prepaid cash settlement forward contract with respect to the BXM Index under which (a) at the time of issuance of the PISTONS, you pay Citigroup Funding a fixed amount of cash equal to the applicable issue price of the PISTONS in consideration for Citigroup Funding’s obligation to make payments under the terms of the prepaid forward contract; (b) on the last trading day of each monthly calculation period, beginning on                     , 2005, until the maturity or redemption of the PISTONS, a portion of your investment in the prepaid forward contract will be disposed of in exchange for an amount determined on the first trading day of the relevant monthly calculation period, and will be remitted to you (net of the monthly charge adjustment amount retained by Citigroup Funding) in the form of the monthly investment payments; and (c) at maturity, Citigroup Funding will deliver to you a cash amount equal to the remaining net investment value of the prepaid forward contract based on the performance of the

BXM Index, in full satisfaction of its obligation under such forward contract. Under this characterization, if you are a U.S. taxable investor, you will recognize capital gain or loss on the last trading day of each monthly calculation period as well as at maturity or on redemption, equal to the difference between the amount realized on disposition of the relevant portion of your investment in the PISTONS and the portion of your adjusted tax basis in the PISTONS allocated to the disposed of portion of the forward contract. For U.S. taxable investors that are individuals, the monthly charge adjustment amount retained by Citigroup Funding will be treated as a fee paid to Citigroup Funding and will be a miscellaneous itemized deduction, which is subject to significant limitations, and therefore may not be deductible.

No statutory, judicial or administrative authority addresses the characterization of the PISTONS or instruments similar to the PISTONS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PISTONS are not certain. Due to the absence of authority as to the proper characterization of the PISTONS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above. Alternative treatments of the PISTONS could result in less favorable U.S. federal income tax consequences to you, including a requirement to treat monthly investment payments as ordinary income. You should refer to the section “Certain United States Federal Income Tax Considerations” in this prospectus supplement for more information.

Will the PISTONS Be Listed on a Stock Exchange?

We will apply to list the PISTONS on the American Stock Exchange under the symbol “PBN,” but we cannot assure you that the PISTONS will be approved for listing. Citigroup Global Markets Inc. currently intends, but is not obliged, to make an over-the-counter market in the PISTONS should the PISTONS not be approved for listing. You should be aware that even if the PISTONS are approved for listing on the American Stock Exchange, that will not necessarily ensure that a liquid trading market will be available for the PISTONS. In addition, the indicative net investment value of the PISTONS is expected to be published by the CBOE under the symbol “PCJ.” Neither the American Stock Exchange nor the CBOE in any way sponsors, endorses or otherwise is involved in the PISTONS and disclaims any liability to any party for any inaccuracy in the data on which the indicative net investment value is based, for any mistakes, errors, or omissions in the calculation and/or dissemination of the indicative net investment value, or for the manner in which it is applied in connection with the PISTONS.

Can You Tell Me More About Citigroup Funding and Citigroup?

Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup whose business activities consist primarily of providing funds to Citigroup and its subsidiaries for general corporate purposes.

Citigroup’s consolidated ratio of income to fixed charges and consolidated ratio of income to combined fixed charges including preferred stock dividends for the six months ended June 30, 2005 and each of the five most recent fiscal years are as follows:

	Six Months Ended June 30, 2005		Year Ended December 31,
			2004		2003		2002		2001		2000
Ratio of income to fixed charges (excluding interest on deposits)	2.44	x	2.65	x	3.42	x	2.52	x	1.93	x	1.76	x
Ratio of income to fixed charges (including interest on deposits)	1.91	x	2.01	x	2.43	x	1.90	x	1.59	x	1.49	x
Ratio of income to combined fixed charges including preferred stock dividends (excluding interest on deposits)	2.43	x	2.63	x	3.39	x	2.50	x	1.92	x	1.75	x
Ratio of income to combined fixed charges including preferred stock dividends (including interest on deposits)	1.91	x	2.00	x	2.41	x	1.89	x	1.58	x	1.48	x

What is the Role of Citigroup Funding’s and Citigroup’s Affiliate, Citigroup Global Markets Inc.?

Citigroup Funding’s and Citigroup’s affiliate, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the PISTONS. After the initial offering, Citigroup Global Markets Inc. and/or other broker-dealer affiliates of Citigroup Funding intend to buy and sell PISTONS to create a secondary market for holders of the PISTONS, and may engage in other activities described in the section “Underwriting” in this prospectus supplement. Citigroup Global Markets Inc. will also act as calculation agent for the PISTONS.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the PISTONS through us or one or more of our affiliates. This hedging activity will likely involve trading in one or more of the stocks underlying the S&P 500 Index or in other instruments, such as options, swaps or futures, based upon the BXM Index, the S&P 500 Index or the stocks underlying the S&P 500 Index. This hedging activity could affect the value of the BXM Index and therefore the market value of the PISTONS. The cost of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your PISTONS in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the PISTONS declines. You should refer to “Risk Factors Relating to the PISTONS — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” and “— The Price at Which You Will Be Able to Sell Your PISTONS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the PISTONS?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 or substantially similar federal, state or local laws (“ERISA-Type Plans”) will not be permitted to purchase or hold the PISTONS. Plans that are not ERISA-Type Plans, such as individual retirement accounts, individual retirement annuities or Keogh plans, will be permitted to purchase or hold the PISTONS, provided that each such plan shall by its purchase be deemed to represent and warrant that none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan’s decision to purchase, hold or dispose of the PISTONS.

Are There Any Risks Associated with My Investment?

Yes, the PISTONS are subject to a number of risks. Please refer to the section “Risk Factors Relating to the PISTONS” in this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed by Citigroup with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-9924), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 2004, (ii) Current Report on Form 8-K filed on June 7, 2005 (including exhibits thereto which contain updated historical audited financial statements conformed to reflect a discontinued operation and updated business segment disclosures), (iii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 and (iv) Current Reports on Form 8-K filed on January 14, 2005, January 19, 2005, January 20, 2005, January 21, 2005, January 24, 2005, January 31, 2005, February 4, 2005, February 11, 2005, February 22, 2005, March 2, 2005, March 15, 2005, March 16, 2005, April 14, 2005, April 15, 2005, April 20, 2005, May 2, 2005, May 18, 2005, May 24, 2005, May 26, 2005, May 31, 2005, June 1, 2005, June 2, 2005, June 6, 2005, June 9, 2005, June 10, 2005, June 16, 2005, June 17, 2005, June 24, 2005, June 29, 2005, June 30, 2005, July 1, 2005, July 14, 2005, July 18, 2005, July 19, 2005, July 28, 2005, August 1, 2005 and August 3, 2005.

You should refer to “Prospectus Summary — Where You Can Find More Information” in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC’s home page on the world wide web on the internet at http://www.sec.gov.

RISK FACTORS RELATING TO THE PISTONS

Because the terms of the PISTONS differ from those of conventional debt securities in that the maturity payment will be based on the performance of the BXM Index over the term of the PISTONS, an investment in the PISTONS entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the value of the BXM Index, and other events that are difficult to predict and beyond our control.

You May Receive Less than Your Initial Investment at Maturity or Upon Redemption if the Value of the BXM Index Declines or Does Not Increase Significantly

The amount payable in monthly investment payments will depend on the net investment value of the PISTONS on the first trading day of the applicable monthly calculation period. The amount payable at maturity or upon redemption will depend on the net investment value of the PISTONS on the final valuation date or any applicable redemption valuation date. As a result, the amount you receive at maturity or upon redemption may be less than the amount you paid for your PISTONS. If the value of the BXM Index does not increase significantly, or declines so that the net investment value of the PISTONS on the first trading day of each applicable monthly calculation period, and on the final valuation date or on any such redemption valuation date is less than $10 per PISTONS, monthly investment payments will decline and the amount you receive at maturity or upon redemption for each PISTONS will be less than the $10 you pay for each PISTONS. This will be true even if the value of the BXM Index at one or more times during the term of the PISTONS exceeds the value of the BXM Index as of the date the PISTONS are priced for initial sale to the public. In addition, since the monthly investment payments will reduce the net investment value of the PISTONS, the value of the BXM Index must increase by more than an amount equal to the monthly investment payments plus the monthly charge adjustment amounts in order for you to receive the $10 principal amount per PISTONS.

The Initial Net Investment Value, the Monthly Investment Payments, the Monthly Charge Adjustment Amount, the Monthly Investment Payment Adjustment Amount and the Redemption Adjustment Amount, If Any, Will Have the Effect of Reducing Your Participation in the BXM Index

Because the initial net investment value is 2.25% less than the public offering price of the PISTONS, and as a result of the monthly charge adjustment amount, the monthly investment payment adjustment amount and the redemption adjustment amount, if any, the value of the BXM Index must increase significantly for the net investment value at the final valuation date to equal the original issue price of the PISTONS. In addition, the combination of monthly investment payments and the maturity or redemption payment you receive will be less than the $10 principal amount per PISTONS if the value of the BXM Index declines or does not increase significantly.

To demonstrate the combined effect that the initial net investment value, the monthly investment payments, the monthly charge adjustment amount and the monthly investment payment adjustment amount have on the payout to you at maturity, please review the hypothetical calculations in “Description of the PISTONS —Maturity Payment — Hypothetical Examples.”

The Monthly Investment Payments Made on the PISTONS Represent a Return of Your Investment and Will Reduce the Net Investment Value and, Accordingly, Your Maturity Payment or the Amount You Receive Upon Redemption of Your PISTONS

Unlike a conventional debt security in which interest payments made during the term of the security do not affect the principal amount payable at maturity, the monthly investment payments on the PISTONS represent a partial return of your investment in the PISTONS and will reduce the amount payable at maturity or upon redemption. Because the BXM Index is a total return index, which means that cash dividends paid on stocks underlying the S&P 500 Index and option premium hypothetically received from writing call options on the S&P 500 Index are effectively reinvested, the monthly investment payments, funded by the monthly investment payment adjustment amount, represent a partial return of your investment in PISTONS. Therefore, your participation in the BXM Index declines as a result of such monthly investment payments as well as the monthly charge adjustment amount, which will reduce the amount that would have otherwise been payable to you at maturity.

The Monthly Investment Payments on the PISTONS Will Vary

The monthly investment payments on the PISTONS will vary and will be based on the net investment value of the PISTONS on the first trading day of each monthly calculation period and the number of days in such monthly calculation period.

The Trailing Commissions Will Reduce Your Maturity Payment or the Amount You Receive Upon Redemption of the PISTONS

The monthly charge adjustment amount will be partially used to fund the trailing commissions that will be paid on an annual basis to brokerage firms, including Citigroup Global Markets Inc. and its affiliates, whose clients purchased the PISTONS in the initial offering and who continue to hold their PISTONS on each             . These trailing commissions will be calculated based on the number of days in each monthly calculation period and the net investment value of the PISTONS on the first trading day of each monthly calculation period, but in no event will exceed $0.04 per PISTONS in any annual period from the issue date. The reduction in net investment value attributable to the monthly charge adjustment amount will have the effect of reducing the payment to you at maturity or upon redemption.

The Yield on the PISTONS May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The yield on the PISTONS will be based on the maturity payment and the monthly investment payments made during the term of the PISTONS, and may be less than the return you could have earned on other investments. The amount of the maturity payment will depend on the performance of the BXM Index during the term of the PISTONS, and may be less than the amount you paid for your PISTONS. The monthly investment payments on the PISTONS will vary based on changes in the value of the BXM Index. If the maturity payment plus the cumulative monthly investment payments result in a yield of less than         % per annum, compounded semi-annually, your return on the PISTONS will be less than the yield on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

The Appreciation of the BXM Index May Be Less Than That of the S&P 500 Index Due to the Effect of the BXM Index’s Buy-Write Strategy

Because a buy-write strategy limits participation in the appreciation of the underlying asset, in this case, the S&P 500 Index, an investment in the PISTONS is not the same as an investment linked to the performance of the S&P 500 Index or the stocks underlying the S&P 500 Index. The call option included in the BXM Index limits the BXM Index’s participation in the appreciation of the S&P 500 Index above the strike price of that call option. Consequently, the BXM Index will not participate as fully in the appreciation of the S&P 500 Index as would an investment linked directly to the S&P 500 Index or a direct investment in the stocks underlying the S&P 500 Index. In general, if the value of the S&P 500 Index increases above the strike price of the call option by an amount that exceeds the premium received from the sale of the call option, the value of your buy-write strategy will be less than the value of an investment directly linked to the S&P 500 Index.

While the strike price of the call option included in the BXM Index will operate to limit the BXM Index’s participation in any increase in the value of the S&P 500 Index, the BXM Index’s exposure to any decline in the value of the S&P 500 Index will not be limited.

An Investment in the PISTONS Is Not the Same as Investing Directly in the BXM Index or Pursuing a Buy-Write Strategy Directly

Because the BXM Index is a total return index and will reflect reinvestment of dividends paid on the stocks underlying the S&P 500 Index and premium in respect of options written on the S&P 500 Index, the return on the PISTONS will not be the same as the return on a buy-write strategy implemented by holding the stocks underlying the S&P 500 Index and writing call options on the BXM Index. In addition, because the BXM Index is a total return index, the return on the PISTONS, as measured by changes in the net investment value, is expected to lag the return of the BXM Index as a result of the monthly investment payment adjustment amount (which is used to fund the monthly investment payments) and the monthly charge adjustment amount, which will have the effect of reducing your participation in the BXM Index.

Furthermore, you will not have the right to receive the stocks underlying the S&P 500 Index. As an owner of the PISTONS, you will not have any shareholder rights in the underlying stocks or any ownership interest in any option on the S&P 500 Index, and you should expect that the tax treatment of your investment in the PISTONS will differ from a direct investment in the underlying stocks and options on the S&P 500 Index. In addition, investing in PISTONS is not equivalent to investing in a mutual fund or other pooled investment that invests in the underlying stocks or that is benchmarked to the BXM Index. The return on your investment in the PISTONS may differ from the return you might earn on a direct investment in a mutual fund or other pooled investment over a similar period.

The PISTONS May Trade at Prices That Do Not Reflect the Value of the BXM Index

The PISTONS may trade at prices that do not reflect the value of the BXM Index. In addition, the PISTONS may trade differently from other instruments or investments that are benchmarked to the BXM Index.

The Price at Which You Will Be Able to Dispose of Your PISTONS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the redemption value and the value of the PISTONS in the secondary market will be affected by supply and demand for the PISTONS, the value of the BXM Index and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to dispose of your PISTONS prior to maturity may be substantially less than the amount you originally invest if, at such time, the value of the BXM Index is less than, equal to or not sufficiently above the value of the BXM Index on the date the PISTONS are priced for initial sale to the public. The following paragraphs describe what we expect to be the impact on the market value of the PISTONS of a change in a specific factor, assuming all other conditions remain constant.

Value of the BXM Index.  We expect that the market value of the PISTONS will likely depend substantially on the value of the BXM Index on the date the PISTONS are priced for initial sale to the public and the future value of the BXM Index. However, changes in the value of the BXM Index may not always be reflected, in full or in part, in the market value of the PISTONS. If you choose to dispose of your PISTONS when the value of the BXM Index exceeds the value of the BXM Index on the date the PISTONS are priced for initial sale to the public, you may receive less than the amount that would be payable at maturity based on the value of the BXM Index because of expectations that the BXM Index will continue to fluctuate between that time and the final valuation date.

Value of the S&P 500 Index.  We expect that the market value of the PISTONS will likely depend substantially on the relationship between the closing value of the S&P 500 Index on the date the PISTONS are priced for initial sale to the public and the future value of the S&P 500 Index. However, changes in the value of the S&P 500 Index may not always be reflected, in full or in part, in the market value of the PISTONS.

Trading prices of the underlying stocks of the S&P 500 will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment of a particular underlying stock. Citigroup Funding’s hedging activities in the underlying stocks of or derivatives related to the S&P 500 Index and the BXM Index, the issuance of securities similar to the PISTONS and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the prices of the underlying stocks of the S&P 500 Index.

Volatility of the BXM Index and the S&P 500 Index.  Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the BXM Index and the S&P 500 Index changes during the term of the PISTONS, the market value of the PISTONS may decrease.

Dividends on the Stocks Underlying the S&P 500 Index and the Monthly Call Option Premiums.  Because the BXM Index is a total return index, which means that cash dividends on the stocks underlying the S&P 500 Index and option premiums hypothetically received from writing call options on the S&P 500 Index are effectively reinvested, if the dividends on the stocks underlying the S&P 500 Index or the monthly call option premiums decline, the amount of the dividends or premiums hypothetically reinvested in the BXM Index will also decline. As a result, assuming all other factors remain constant, the value of the BXM Index will increase less than it otherwise would absent such lower dividends or premiums.

Events Involving the Companies Comprising the S&P 500 Index.  General economic conditions and earnings results of and dividend yields for the companies whose common stocks comprise the S&P 500 Index and real or anticipated changes in those conditions or results may affect the market value of the PISTONS.

Interest Rates.  We expect that the market value of the PISTONS may be affected by changes in U.S. interest rates. In general, if U.S. interest rates decrease, the market value of the PISTONS may increase. Interest rates may also affect the economy and, in turn, the value of the BXM Index, which (for the reasons discussed above) would affect the value of the PISTONS.

Citigroup Funding and Citigroup’s Credit Ratings, Financial Condition and Results.  Actual or anticipated changes in our credit rating, financial condition or results or those of Citigroup may affect the value of the PISTONS.

Hedging Activities.  Hedging activities related to the PISTONS by us or one or more of our affiliates will likely involve trading in one or more of the stocks underlying the S&P 500 Index or in other instruments, such as options, swaps or futures, based upon the BXM Index, the S&P 500 Index or the stocks underlying the S&P 500 Index. This hedging activity could affect the value of the BXM Index and the S&P 500 Index and therefore the market value of the PISTONS. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the PISTONS declines.

The value of the BXM Index is based in part on successive selling, or writing, of one-month, at-the-money call options on the S&P 500 Index. On each date on which one call option expires and another call option is sold for the one-month call options included in the BXM Index, each call option is deemed sold at a price equal to the volume-weighted average price of the new call option (excluding transactions in that call option that are part of a “spread” transaction) during the half hour between 11:30 a.m. (New York City time) and 12:00 p.m. (New York City time) on that date. If no transactions occur during that period, the new call option is deemed sold at the last bid price reported before 12:00 p.m.

The liquidity of a security generally refers to the presence of sufficient supply and demand for that security, as determined by the number of buyers and sellers and the amount of that security such buyers and sellers are willing to purchase and sell, to allow transactions to be effected in that security without a substantial increase or decrease in its price. It is not possible to predict the liquidity of each of the S&P 500 Index call options included in the BXM Index during the half hour in which the value of each of those options is determined. We expect our affiliates to carry out hedging activities by, among other things, selling call options on the S&P 500 Index corresponding to the call option on the S&P 500 Index included in the BXM Index. These hedging activities could affect the value of these call options. In particular, the hedging activity of our affiliates may constitute a significant portion of the volume of the transactions in these call options during the half hour period in which their value is determined for purposes of inclusion in the BXM Index. If there is not sufficient demand for these call options, the hedging activity of our affiliates could cause a decline, and possibly a significant decline, in the value of these call options when they are included in the BXM Index.

We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the PISTONS attributable to another factor, such as an increase in the value of the BXM Index.

Adjustments to the BXM Index Could Reduce the Value of the PISTONS

The CBOE is solely responsible for calculating and maintaining the BXM Index and S&P’s is solely responsible for calculating the S&P 500 Index. You should not conclude that the inclusion of a stock in the S&P 500 Index is an investment recommendation by us of that stock. In addition, S&P can, in its sole discretion, add, delete or substitute the stocks underlying the S&P 500 Index or make other methodological changes required by certain corporate events relating to the underlying stocks, such as stock splits and dividends, spinoffs, rights issuances and mergers and acquisitions, that could change the value of the S&P 500 Index and the BXM Index. Any of these actions could adversely affect the value of the PISTONS.

The Brokerage Firm at Which You Hold Your PISTONS and the Broker Through Whom You Hold Your PISTONS May Have Economic Interests That Are Different From Yours

Trailing commissions will be paid annually, beginning on                     , 2006 and ending on                     , 2010, to brokerage firms, including Citigroup Global Markets Inc. and its affiliates, whose clients purchase the PISTONS in the initial offering and continue to hold their PISTONS on the last business day of each             . We expect that the brokerage firm at which you hold the PISTONS will pay a portion of these trailing commissions to your broker. The brokerage firm at which you hold your PISTONS and the broker through whom you hold your PISTONS may have economic interests that are different than yours. As with any security or investment for which the commission is paid over time, your brokerage firm and your broker may have an incentive to encourage you to continue to hold the PISTONS because they will no longer receive these annual commissions if you sell your PISTONS. You should take the above arrangements and the potentially different economic interests they create into account when considering an investment in the PISTONS. For more information about the payment of these trailing commissions, see “Underwriting.”

The Historical Performance of the BXM Index is Not an Indication of the Future Performance of the BXM Index

The historical performance of the BXM Index, which is included in this prospectus supplement, should not be taken as an indication of the future performance of the BXM Index during the term of the PISTONS. Changes in the value of the BXM Index will affect the trading price of the PISTONS, but it is impossible to predict whether the value of the BXM Index will fall or rise.

You May Not Be Able to Dispose of Your PISTONS until the Monthly Redemption Period if an Active Trading Market for the PISTONS Does Not Develop

There is currently no secondary market for the PISTONS. We have applied to list the PISTONS on the American Stock Exchange, but we cannot assure you that the PISTONS will be approved for listing. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the PISTONS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the PISTONS. If the secondary market for the PISTONS is limited, there may be few buyers should you choose to sell your PISTONS prior to maturity.

Citigroup Global Markets Inc., an Affiliate of Citigroup Funding and Citigroup, is the Calculation Agent, Which Could Result in a Conflict of Interest

Citigroup Global Markets Inc., which is acting as the calculation agent for the PISTONS, is an affiliate of ours. As a result, Citigroup Global Markets Inc.’s duties as calculation agent, including with respect to determining the net investment value of the PISTONS and making certain other determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

The CBOE may discontinue or suspend calculation or publication of the BXM Index at any time. In these circumstances and upon receipt of notice from the CBOE, Citigroup Global Markets Inc., as the calculation agent, will have discretion to substitute a successor index that is substantially identical to the BXM Index. Although Citigroup Global Markets Inc. will be obligated to select a successor index without regard to its affiliation with us, Citigroup Global Markets Inc. could have an economic interest that is different than that of holders of the PISTONS insofar as, for example, Citigroup Global Markets Inc. is not precluded from considering indices that are calculated and published by Citigroup Global Markets Inc. or one of its affiliates. If there is no appropriate successor index, the maturity of the PISTONS will be accelerated. You should refer to “Description of the PISTONS— Discontinuance of the BXM Index.”

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

We expect to hedge our obligations under the PISTONS through us or one or more of our affiliates. This hedging activity will likely involve trading in one or more of the stocks underlying the S&P 500 Index or in other instruments, such as options, swaps or futures, based upon the BXM Index, the S&P 500 Index or the stocks underlying the S&P 500 Index. This hedging activity may present a conflict between your interest in the PISTONS and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the value of the BXM Index and the S&P 500 Index and therefore the market value of the PISTONS. In addition, the monthly charge adjustment amount will be used to pay trailing commissions and the costs of hedging our obligations under the PISTONS. This hedging activity could also be adverse to your interest if it affects the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your PISTONS in the secondary market. Since hedging our obligation under the PISTONS involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the PISTONS declines.

The United States Federal Income Tax Consequences of the PISTONS Are Uncertain

No statutory, judicial or administrative authority addresses the characterization of the PISTONS or instruments similar to the PISTONS for U.S. federal income tax purposes. Moreover, no official or unofficial guidance addresses the U.S. federal income tax treatment of a publicly traded equity-linked financial instrument that provides for periodic payments that constitute a partial return of a taxpayer’s investment in the instrument. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PISTONS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the PISTONS and no assurance can be given that the Internal Revenue Service will agree with the treatment described under “Certain United States Federal Income Tax Considerations” in this prospectus supplement. Alternative treatments of the PISTONS could result in less favorable U.S. federal income tax consequences to a holder, including a requirement to accrue income on a current basis.

U.S. Taxable Investors May be Taxed on Amounts in Excess of Their Return on the PISTONS

Under the treatment of the PISTONS that you and Citigroup Funding will agree to, a U.S. taxable investor will be required to calculate capital gain or loss on the last trading day of each monthly calculation period, because the investor will be treated as disposing of a portion of its investment in the PISTONS on the last trading day of each monthly calculation period. Your capital gain or loss on the last trading day of each monthly calculation period will be determined by reference to the amount realized on that disposition of a portion of your investment in the PISTONS. Such amounts realized will be used to pay the monthly investment payments (which are reflected in the monthly investment payment adjustment amounts) and to cover the monthly charge adjustment amount retained by Citigroup Funding. Accordingly, the amount realized on the disposition of a portion of your investment in the PISTONS on the last trading day of each monthly calculation period will exceed the monthly investment payment that you receive in respect of the relevant monthly calculation period by the monthly charge adjustment amount retained by Citigroup Funding. For an individual U.S. investor, the monthly charge adjustment amount retained by Citigroup Funding will be treated as a fee paid to Citigroup Funding and will be a miscellaneous itemized deduction, which is subject to significant limitations, and therefore may not be deductible. Accordingly, such U.S. individuals will be required to treat as gross income a greater amount of taxable gain, or will be permitted to deduct a lesser amount of taxable loss, on their investment in the PISTONS than those investors’ economic gain or loss from such investment.

A prospective investor should consult its own tax advisors regarding the U.S. federal income tax consequences to it of purchasing, owning, and disposing of the PISTONS, including the application in its particular circumstances of the tax considerations discussed in the section “Certain United States Federal Income Tax Considerations” in this prospectus supplement, as well as the application of state, local, foreign, or other tax laws and possible changes in tax laws.

DESCRIPTION OF THE PISTONS

The description in this prospectus supplement of the particular terms of the Portfolio Income STrategic Opportunity NoteS (PISTONSSM) Based Upon the CBOE S&P 500 BuyWrite Index Due                     , 2010 supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the registered securities set forth in the accompanying prospectus.

General

The PISTONS are a series of debt securities issued by Citigroup Funding under the senior debt indenture described in the accompanying prospectus, the payments on which are fully and unconditionally guaranteed by Citigroup. The aggregate principal amount of PISTONS issued will be $             (              PISTONS). The PISTONS are not principal-protected, will mature on                     , 2010, will constitute part of the senior debt of Citigroup Funding, and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. The guarantee of payments due under the PISTONS will rank equally with all other unsecured and unsubordinated debt of Citigroup. The PISTONS will be issued only in fully registered form and in denominations of $10 per PISTONS and integral multiples thereof.

Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the PISTONS and of the senior debt indenture under which the PISTONS will be issued.

Monthly Investment Payments

The monthly investment payments on the PISTONS will vary and depend on the net investment value of the PISTONS, which is linked to the BXM Index. The BXM Index measures the total return performance of “a covered call” strategy on the S&P 500 Index by reinvesting the value of the ordinary cash dividends on the stocks underlying the S&P 500 Index and the option premium received from writing hypothetical monthly call options on the S&P 500 Index. The monthly investment payment on the PISTONS payable on each monthly payment date will be determined on each monthly determination date, and will equal the product of (1) 8% per annum, (2) the net investment value of the PISTONS on the first trading day of that monthly calculation period and (3) the number of days in the monthly calculation period divided by 365. The monthly investment payments represent a partial return of your investment on the PISTONS. You should refer to “Certain United States Federal Income Tax Considerations” of this prospectus supplement for an explanation of how taxable gain or loss from the partial return of your investment will be calculated.

Each monthly calculation period will commence on and include the third Friday of the immediately preceding month and end on and exclude the third Friday of the current month (or, if either Friday is not a trading day, on the immediately preceding trading day). The first monthly calculation period will commence on the date the PISTONS are priced for initial sale to the public.

Each monthly determination date will be the third Friday of each month (or, if that Friday is not a trading day, on the immediately preceding trading day), commencing on October     , 2005 and ending on the final valuation date. The monthly investment adjustment amount will be payable to the persons in whose names the PISTONS are registered at the close of the business day immediately following the monthly determination date.

Each monthly payment date will occur five trading days after each monthly determination date, commencing on October     , 2005.

The initial net investment value of the PISTONS on the date the PISTONS are priced for initial sale to the public will equal $9.775. The net investment value on any other trading day will equal the product of (x) the net investment value of the PISTONS on the prior trading day and (y) the index return percentage. The net investment value of the PISTONS will be reduced by (1) the monthly charge adjustment amount and (2) the monthly investment payment adjustment amount at the end of the last trading day of each monthly calculation period.

The index return percentage on any trading day equals:

Ending Index Value

Starting Index Value

The starting index value equals the closing value of the BXM Index on the previous trading day.

The ending index value equals the closing value of the BXM Index on the current trading day.

The monthly charge adjustment amount for each monthly calculation period equals the product of (1) 1.55%, (2) the net investment value of the PISTONS on the first trading day of the applicable monthly calculation period (or $9.775 for the first monthly calculation period) and (3) the number of calendar days in the applicable monthly calculation period divided by 365. A portion of the monthly charge adjustment amount will be paid annually, beginning on                     , 2006 and ending on                     , 2010, as trailing commissions to brokerage firms, including Citigroup Global Markets Inc. and its affiliates, whose clients purchased the PISTONS in the initial offering and who continue to hold their PISTONS on the last business day of each             . These trailing commissions for any annual period will be calculated based on the following formula:

Sum of (0.004 x NIVp x	number of calendar days in such monthly calculation period	)	for each monthly calculation period
365

where NIVp equals the net investment value as of the first trading day of each monthly determination period in such annual period.

In no event will the trailing commissions exceed $0.04 per PISTONS in any annual period from the issue date. We expect that the brokerage firm at which you hold the PISTONS will pay a portion of these trailing commissions to your broker. You should refer to “Underwriting” in this prospectus supplement for more information about the payment of these trailing commissions.

The monthly investment payment adjustment amount for each monthly calculation period equals the product of (1) 8%, (2) the net investment value of the PISTONS on the first trading day of the applicable monthly calculation period (or $9.775 for the first monthly calculation period) and (3) the number of calendar days in the applicable monthly calculation period divided by 365.

“Business day” means any day that is not a Saturday, a Sunday or a day on which the American Stock Exchange or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

“Trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange and in the over-the-counter market for equity securities in the United States.

Early Redemption at the Option of the Holders of the PISTONS

You may redeem your PISTONS on any trading day during the first five calendar days of each month, which we refer to as a monthly redemption period, beginning on                     , 2005 through the maturity date, provided that the trustee receives an official notice of redemption from you by 12:00 p.m. New York City time on the last trading day in that monthly redemption period.

To redeem your PISTONS during any monthly redemption period, you must instruct your broker or other person with whom you hold your PISTONS to take the following steps through normal clearing system channels:

•	fill out an official notice of redemption, which is attached as Annex A to this prospectus supplement;
•	deliver your official notice of redemption to us (which must be acknowledged by us) on any trading day falling in a monthly redemption period but prior to 12:00 p.m. (New York City time) on the last trading day in that monthly redemption period; and
•	transfer your book-entry interest in the PISTONS to the trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the fifth trading day following the redemption valuation date (as defined below).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the PISTONS, you should consult the brokerage firm through which you own your interest for the relevant deadline. If you give us your official notice of redemption after 12:00 p.m. (New York City time) on the last trading day in a monthly redemption period, your notice will not be effective, you will not be able to redeem your PISTONS until the following monthly redemption period and you will need to complete all the required steps if you wish to redeem your PISTONS during any subsequent monthly redemption period.

If you redeem your PISTONS on any such day as described in the preceding paragraph, you will receive for each PISTONS a cash amount equal to the net redemption value of the PISTONS for the monthly redemption period. The net redemption value for any monthly redemption period will equal (1) the net investment value of the PISTONS on the trading day following the fifth calendar day of that monthly redemption period, which we refer to as the redemption valuation date, minus (2) a redemption adjustment amount of 0.15% of the net investment value on that redemption valuation date. We will pay that cash amount to the trustee for delivery on the fifth trading day following the redemption valuation date.

Since the PISTONS will be held only in book-entry form, only DTC may exercise the redemption right with respect to the PISTONS. Accordingly, beneficial owners of the PISTONS that desire to have all or any portion of their PISTONS redeemed must instruct the participant through which they own their interest to direct DTC to exercise the redemption right on their behalf by forwarding the official notice of redemption to us as discussed above. In order to ensure that we receive the instructions on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before the participant’s deadline for accepting instructions from their customers. All instructions given to participants from beneficial owners of the PISTONS relating to the right to redeem their PISTONS will be irrevocable.

In addition, at the time instructions are given, each beneficial owner must direct the participant through which it owns its interest to transfer its book-entry interest in the related PISTONS, on DTC’s records, to the trustee on our behalf.

We may request that Citigroup Global Markets Inc., one of our broker-dealer affiliates, purchase the PISTONS in exchange for the cash amount that would otherwise have been payable by us.

Payment at Maturity

The PISTONS will mature on                     , 2010. The PISTONS are not principal-protected. If you do not redeem your PISTONS on an earlier date, at maturity, you will receive for each PISTONS a maturity payment equal to the net investment value of the PISTONS on                     , 2010, the fifth trading day before the maturity date, which we refer to as the final valuation date.

If no closing value of the BXM Index is available on the final valuation date because of a market disruption event or otherwise, then the final valuation date will be the immediate succeeding trading day on which no market disruption event has occurred. Notwithstanding the foregoing, the final valuation date will be no later than the second trading day preceding the maturity date. If no closing value of the BXM Index is available on any trading day other than the final valuation date because of a market disruption event or otherwise, or if the closing value of the BXM Index could not be determined in the manner specified in the first and second sentences of this paragraph, the value of the BXM Index for that trading day will be calculated by the calculation agent in accordance with the formula for and method of calculating the BXM Index last in effect prior to the commencement of the market disruption event or otherwise, using (x) in respect of the S&P 500 Index, the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of the securities most recently comprising the S&P 500 Index; and (y) in respect of the call option included in the BXM Index, the arithmetic average of the last bid and ask prices (or, if trading in call options has been materially suspended or materially limited, its good faith estimate of the arithmetic average of the last bid and ask prices that would have prevailed but for such suspension or limitation) of the call option reported before 4:00 p.m. (New York City time) on that date.

The relevant exchange is the primary U.S. organized exchange or market of trading for any security then included in the BXM Index, the S&P 500 Index or any successor index.

A “market disruption event” means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchanges or markets or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of, (1) stocks which then comprise 20% or more of the value of the S&P 500 Index or any successor index, (2) any options contracts or futures contracts, or any options on such futures contracts relating to the BXM Index or the S&P 500 Index or any successor index, or (3) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the S&P 500 Index or any successor index on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation, unavailability, cancellation or repudiation is material. If trading in a security included in the S&P 500 Index or the BXM Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the S&P 500 Index or the BXM Index, as the case may be, shall be based on a comparison of (x) the portion of the value of that index attributable to that security relative to (y) the overall value of that index, in each case immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market; (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a market disruption event; (3) limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading; (4) a suspension of trading in futures or options contracts on the BXM Index or the S&P 500 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the BXM Index or the S&P 500 Index and (5) a “suspension of or limitation imposed on trading” on any relevant exchange or on the primary market on which futures or options contracts related to the BXM Index or the S&P 500 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Hypothetical Historical Monthly Investment Payments

The following table sets forth the hypothetical historical monthly investment payments on the PISTONS, the annualized monthly investment payment as a percentage of the issue price, the net investment value of the PISTONS, the closing value of the BXM Index and the closing value of the S&P 500 Index on the hypothetical starting date of each monthly calculation period from May 2000 to May 2005. The hypothetical historical monthly investment payments equal the product of (1) 8% per annum, (2) the net investment value of the PISTONS on the first trading day of that monthly calculation period and (3) the number of days in the monthly calculation period divided by 365. The table is calculated assuming an initial net investment value of the PISTONS of $9.775, the PISTONS are not redeemed prior to maturity, the monthly charge adjustment amount for each monthly calculation period equals the product of (1) 1.55%, (2) the net investment value of the PISTONS on the first trading day of the relevant monthly calculation period (or $9.775 for the first monthly calculation period) and (3) the number of calendar days in the applicable monthly calculation period divided by 365, and the monthly investment payment adjustment amount for each monthly calculation period equals the product of (1) 8%, (2) the net investment value of the PISTONS on the first trading day of the applicable monthly calculation period (or $9.775 for the first monthly calculation period) and (3) the number of calendar days in the applicable monthly calculation period divided by 365. In addition, the hypothetical historical monthly investment payments set forth below assume that each monthly calculation period commences on and includes the third Friday of each month, commencing May 2000, and ends and excludes the third Friday of the following month (or, if either Friday is not a trading day, on the immediately preceding trading day). The hypothetical historical monthly investment payments set forth below in the table, the historical data used by the calculation agent, and the calculations used to determine those amounts have not been reviewed or verified by an independent third party. The hypothetical historical monthly investment payments set forth below should not be taken as an indication of the future monthly investment payments on the PISTONS. Past results are not necessarily indicative of future performance.

Monthly Calculation Period Starting Date	Monthly Investment Payments	Annualized Monthly Investment Payment as % of $10	Net Investment Value	Monthly % Change of NIV	Closing Value of BXM Index	Monthly % Change of BXM Index	Closing Value of the S&P 500 Index	Monthly % Change of S&P 500 Index
05/19/00	$0.000000	0.000%	$9.7750	0.000%	607.29	0.000%	1406.95	0.000%
06/16/00	$0.059989	7.820%	$9.9523	1.814%	622.72	2.541%	1464.46	4.088%
07/21/00	$0.076346	7.962%	$10.1110	1.595%	638.32	2.505%	1480.19	1.074%
08/18/00	$0.062051	8.089%	$10.2571	1.445%	652.21	2.176%	1491.72	0.779%
09/15/00	$0.062948	8.206%	$10.2150	-0.410%	654.28	0.317%	1465.81	-1.737%
10/20/00	$0.078362	8.172%	$9.8337	-3.733%	635.87	-2.814%	1396.93	-4.699%
11/17/00	$0.060349	7.867%	$9.7940	-0.404%	637.94	0.326%	1367.72	-2.091%
12/15/00	$0.060105	7.835%	$9.5931	-2.051%	629.43	-1.334%	1312.15	-4.063%
01/19/01	$0.073591	7.674%	$9.8080	2.241%	649.25	3.149%	1342.55	2.317%
02/16/01	$0.060192	7.846%	$9.6605	-1.504%	644.15	-0.786%	1301.53	-3.055%
03/16/01	$0.059286	7.728%	$8.6140	-10.833%	579.00	-10.114%	1150.53	-11.602%
04/20/01	$0.066080	6.891%	$8.8482	2.719%	600.02	3.630%	1242.98	8.035%
05/18/01	$0.054301	7.079%	$9.0611	2.406%	618.86	3.140%	1291.96	3.941%
06/15/01	$0.055608	7.249%	$8.6610	-4.415%	596.05	-3.686%	1214.36	-6.006%
07/20/01	$0.066441	6.929%	$8.7647	1.197%	608.63	2.111%	1210.85	-0.289%
08/17/01	$0.053789	7.012%	$8.4979	-3.045%	594.48	-2.325%	1161.97	-4.037%
09/21/01	$0.065189	6.798%	$7.1916	-15.371%	508.46	-14.470%	965.80	-16.883%
10/19/01	$0.044135	5.753%	$7.4903	4.154%	533.31	4.887%	1073.48	11.149%
11/16/01	$0.045968	5.992%	$7.6480	2.105%	548.42	2.833%	1138.65	6.071%
12/21/01	$0.058670	6.118%	$7.7956	1.929%	564.05	2.850%	1144.89	0.548%
01/18/02	$0.047841	6.236%	$7.7814	-0.182%	567.12	0.544%	1127.58	-1.512%
02/15/02	$0.047754	6.225%	$7.7326	-0.628%	567.68	0.099%	1104.18	-2.075%
03/15/02	$0.047455	6.186%	$7.9447	2.743%	587.43	3.479%	1166.16	5.613%
04/19/02	$0.060945	6.356%	$7.7464	-2.496%	578.15	-1.580%	1125.17	-3.515%
05/17/02	$0.047539	6.197%	$7.6787	-0.874%	577.35	-0.138%	1106.59	-1.651%
06/21/02	$0.058905	6.143%	$7.0068	-8.749%	532.06	-7.844%	989.14	-10.614%
07/19/02	$0.043001	5.605%	$6.1356	-12.434%	469.68	-11.724%	847.76	-14.293%
08/16/02	$0.037654	4.908%	$6.4712	5.471%	498.83	6.206%	928.77	9.556%
09/20/02	$0.049642	5.177%	$5.9916	-7.412%	466.42	-6.497%	845.39	-8.977%
10/18/02	$0.036770	4.793%	$6.2504	4.319%	490.02	5.060%	884.39	4.613%
11/15/02	$0.038358	5.000%	$6.5202	4.317%	514.79	5.055%	909.83	2.877%
12/20/02	$0.050018	5.216%	$6.6047	1.297%	526.24	2.224%	895.75	-1.548%
01/17/03	$0.040533	5.284%	$6.7133	1.643%	538.72	2.372%	901.78	0.673%

Monthly Calculation Period Starting Date	Monthly Investment Payments	Annualized Monthly Investment Payment as % of $10	Net Investment Value	Monthly % Change of NIV	Closing Value of BXM Index	Monthly % Change of BXM Index	Closing Value of the S&P 500 Index	Monthly % Change of S&P 500 Index
02/21/03	$0.051499	5.371%	$6.3684	-5.137%	516.01	-4.216%	848.17	-5.945%
03/21/03	$0.039083	5.095%	$6.5141	2.288%	531.60	3.021%	895.79	5.614%
04/17/03	$0.038549	5.211%	$6.6411	1.948%	545.75	2.662%	893.58	-0.247%
05/16/03	$0.042212	5.313%	$6.7334	1.391%	557.48	2.149%	944.30	5.676%
06/20/03	$0.051654	5.387%	$6.7966	0.938%	567.79	1.849%	995.69	5.442%
07/18/03	$0.041711	5.437%	$6.8117	0.223%	573.25	0.962%	993.32	-0.238%
08/15/03	$0.041804	5.449%	$6.8929	1.191%	584.29	1.926%	990.67	-0.267%
09/19/03	$0.052877	5.514%	$6.9619	1.001%	595.47	1.913%	1036.30	4.606%
10/17/03	$0.042725	5.570%	$6.9645	0.037%	600.01	0.762%	1039.32	0.291%
11/21/03	$0.053426	5.572%	$6.9945	0.430%	608.09	1.347%	1035.28	-0.389%
12/19/03	$0.042925	5.596%	$7.0554	0.871%	617.83	1.602%	1088.67	5.157%
01/16/04	$0.043299	5.644%	$7.1230	0.958%	628.27	1.690%	1139.83	4.699%
02/20/04	$0.054643	5.698%	$7.1183	-0.066%	633.57	0.844%	1144.11	0.375%
03/19/04	$0.043685	5.695%	$6.9883	-1.827%	626.60	-1.100%	1109.78	-3.001%
04/16/04	$0.042887	5.591%	$7.1137	1.794%	642.43	2.526%	1134.61	2.237%
05/21/04	$0.054571	5.691%	$6.9065	-2.913%	629.63	-1.992%	1093.56	-3.618%
06/18/04	$0.042385	5.525%	$7.0504	2.084%	647.39	2.821%	1135.02	3.791%
07/16/04	$0.043268	5.640%	$6.8919	-2.248%	637.57	-1.517%	1101.39	-2.963%
08/20/04	$0.052870	5.514%	$6.8943	0.034%	643.65	0.954%	1098.35	-0.276%
09/17/04	$0.042310	5.515%	$6.9633	1.000%	654.81	1.734%	1128.55	2.750%
10/15/04	$0.042733	5.571%	$6.8739	-1.284%	651.22	-0.548%	1108.20	-1.803%
11/19/04	$0.052731	5.499%	$6.8750	0.017%	657.23	0.923%	1170.34	5.607%
12/17/04	$0.042192	5.500%	$6.9603	1.241%	670.21	1.975%	1194.22	2.040%
01/21/05	$0.053394	5.568%	$6.8594	-1.450%	666.61	-0.537%	1167.87	-2.206%
02/18/05	$0.042096	5.488%	$6.9498	1.318%	680.28	2.051%	1201.59	2.887%
03/18/05	$0.042651	5.560%	$6.8999	-0.719%	680.37	0.013%	1189.65	-0.994%
04/15/05	$0.042345	5.520%	$6.6870	-3.086%	664.29	-2.363%	1142.62	-3.953%
05/20/05	$0.051297	5.350%	$6.8333	2.189%	684.89	3.101%	1189.28	4.084%

Maturity Payment — Hypothetical Examples

The maturity payment of the PISTONS depends on the net investment value of the PISTONS on the final valuation date, and, therefore, on the changes in the value of the BXM Index on the final valuation date as compared to the date on which the PISTONS are priced for initial sale to the public, as well as the effect of the monthly charge adjustment amount and monthly investment payment adjustment amount. Because the net investment value of the PISTONS on the final valuation date could be a number of different values, it is not possible to present a chart or table illustrating a complete range of possible payments at maturity.

The following examples below show some hypothetical maturity payment calculations. The monthly investment payments equal the product of (1) 8% per annum, (2) the net investment value of the PISTONS on the first trading day of that monthly calculation period and (3) the number of days in the monthly calculation period divided by 365. The examples assume that the value of the BXM Index on the date the PISTONS are priced for initial sale to the public is     , the initial net investment value of the PISTONS equals $9.775, the PISTONS are not redeemed prior to maturity, the monthly charge adjustment amount for each monthly calculation period equals the product of (1) 1.55%, (2) the net investment value of the PISTONS on the first trading day of the applicable monthly calculation period (or $9.775 for the first monthly calculation period) and (3) the number of calendar days in the applicable monthly calculation period divided by 365, and the monthly investment payment adjustment amount for each monthly calculation period equals the product of (1) 8%, (2) the net investment value of the PISTONS on the first trading day of the applicable monthly calculation period (or $9.775 for the first monthly calculation period) and (3) the number of calendar days in the applicable monthly calculation period divided by 365.

The BXM Index increases during the term of the PISTONS and is 1120 at maturity, approximately 65% higher than the initial index value. At maturity, the net investment value is $10.00, an amount equal to the issue price of the PISTONS. This example demonstrates that the value of the BXM Index must increase significantly in order for you to receive your $10.00 principal amount at maturity. In this example, the cumulative monthly investment payments plus the net investment value at maturity equals $13.97.

The BXM Index increases during the term of the PISTONS and is 779 at maturity, approximately 15% higher than the initial index value. At maturity, the net investment value is $6.93, an amount less than the issue price of the PISTONS. This example demonstrates that an increase in the value of the BXM Index does not ensure that you will receive more than your $10.00 principal amount at maturity. In this example, the cumulative monthly investment payments plus the net investment value at maturity equals $10.00.

The BXM Index increases during the early part of the term of the PISTONS but declines during the later part of the term of the PISTONS and at maturity is equal to it’s initial value of 680. At maturity, the net investment value is $6.05, an amount less than the issue price of the PISTONS. This example demonstrates that an increase in the value of the BXM Index followed by a decline in the value of the BXM Index to its initial value will result in you receiving less than your $10.00 principal amount at maturity. In this example the cumulative monthly investment payments plus the net investment value at maturity equals $10.87.

The BXM Index decreases during the term of the PISTONS and is 503 at maturity, approximately 26% lower than the initial index value. At maturity, the net investment value is $4.47, less than the issue price of the PISTONS. This example demonstrates that a decline in the value of the BXM Index will result in you receiving less than your $10.00 principal amount at maturity. In this example, the cumulative monthly investment payments plus the net investment value at maturity equals $8.65.

Discontinuance of BXM Index

If the CBOE announces the discontinuance or suspension of publication of the BXM Index and, prior to the date of such discontinuance or suspension, or discontinuance date, the CBOE or another entity publishes a successor or substitute index that Citigroup Global Markets Inc., as the calculation agent, determines, in its sole discretion, to be substantially identical to the discontinued or suspended BXM Index, then any index value beginning on and subsequent to the discontinuance date will be determined by reference to the value of such successor index.

If the calculation agent is unable to identify a successor index prior to the discontinuance date, then beginning on the discontinuance date, the calculation agent will determine the index value on a daily basis and the calculation agent will undertake to identify and designate, in its sole discretion, a successor index prior to the next monthly determination date following the discontinuance date. Upon the designation of such successor index by the calculation agent, any index value will be determined by reference to the value of such successor index upon such designation. If, however, the calculation agent is unable to identify a successor index prior to the trading day preceding the next monthly determination date following the discontinuance date, then the final valuation date will be deemed accelerated to the next monthly determination date following the discontinuance date, and the calculation agent will determine the net investment value of the PISTONS on that date. You will receive a payment on the fifth trading day after such final valuation date, if you do not redeem the PISTONS at an earlier date, in the amount equal to the net investment value determined on the final valuation date plus accrued and unpaid monthly investment payments up to, but excluding, the final valuation date.

If the CBOE discontinues or suspends publication of the BXM Index without prior notice, then upon such discontinuance or suspension the calculation agent will determine the index value on a daily basis and the calculation agent will undertake to identify and designate, in its sole discretion, a successor index prior to the next monthly determination date. Upon the designation of such successor index by the calculation agent, any index value will be determined by reference to the value of such successor index upon such designation. If the calculation agent is unable to identify a successor index prior to the trading day preceding the next monthly determination date following the discontinuation or suspension, then the final valuation date will be deemed accelerated to the next monthly determination date following the discontinuation or suspension, and the calculation agent will determine the net investment value of the PISTONS on that date. You will receive a payment on the fifth trading day after such final valuation date, if you do not redeem the PISTONS at an earlier date, in the amount equal to the net investment value determined on the final valuation date plus accrued and unpaid monthly investment payments up to, but excluding, the final valuation date.

In the event that the calculation agent is required to determine the index value pursuant to the preceding two paragraphs, the index value will be computed by the calculation agent or one of its affiliates in accordance with the formula for and method of calculating the BXM Index last in effect prior to the discontinuance or suspension, using the closing value (in the case of the S&P 500 Index) and closing price (in the case of the S&P 500 Index call option) (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing value or closing price that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of the securities most recently comprising the BXM Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the BXM Index may adversely affect the value of the PISTONS.

Alteration of Method of Calculation

If at any time the method of calculating the BXM Index or a successor index, or the value thereof, is changed in a material respect, or if the BXM Index or a successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of the BXM Index or that successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of an index comparable to the BXM Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the index value with reference to the BXM Index or such successor index, as adjusted. Accordingly, if the method of calculating the BXM Index or a successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (for example, due to a split in the index), then the calculation agent will adjust such index in order to arrive at a value of the BXM Index or such successor index as if it had not been modified (for example, as if such split had not occurred).

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any PISTONS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the PISTONS will be determined by the calculation agent and will equal, for each PISTONS, the maturity payment, calculated as though the maturity of the PISTONS were the date of early repayment. See “— Payment at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup, the claim of a beneficial owner of a PISTONS against the entity that becomes subject to a bankruptcy proceeding will be capped at the maturity payment, calculated as though the maturity date of the PISTONS were the date of the commencement of the proceeding.

In case of default in payment at maturity of the PISTONS, the PISTONS shall bear interest, payable upon demand of the beneficial owners of the PISTONS in accordance with the terms of the PISTONS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of     % per annum on the unpaid amount due.

Book-Entry System

Upon issuance, all PISTONS will be represented by one or more fully registered global securities (the “Global Securities”). Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is redeemed in whole or in part for PISTONS in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream clearance systems may hold beneficial interests in the PISTONS through the accounts that each of these systems maintains as a participant in DTC.

A description of DTC’s procedures with respect to the Global Securities is set forth in the prospectus under “Book-Entry Procedures and Settlement.” DTC has confirmed that it intends to follow such procedures.

Same-Day Settlement and Payment

Settlement for the PISTONS will be made by Citigroup Global Markets Inc. in same-day funds. All maturity payments payable in cash, all monthly investment payments and all cash payments upon redemption of the PISTONS will be paid by Citigroup Funding in same-day funds so long as the PISTONS are maintained in book-entry form.

Calculation Agent

The calculation agent for the PISTONS will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup and the holders of the PISTONS. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup, potential conflicts of interest may exist between the calculation agent and the holders of the PISTONS, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to the holders of the PISTONS. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE BXM INDEX

Unless otherwise stated, we have derived all information regarding the BXM Index provided in this prospectus supplement, including its method of calculation, from the CBOE, publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, the CBOE. The CBOE is under no obligation to continue to publish, and may discontinue or suspend publication of, the BXM Index at any time. We do not assume any responsibility for the accuracy or completeness of any information relating to the BXM Index.

The BXM Index measures the total rate of return of a hypothetical “covered call” strategy on the S&P 500 Index. This strategy consists of a hypothetical portfolio consisting of a “long” position indexed to the S&P 500 Index (a position in which the stocks underlying the S&P 500 Index are held) and the sale of a succession of one-month, at-the-money S&P 500 Index call options that are listed on the CBOE. We refer to this hypothetical portfolio as the “covered S&P 500 Index portfolio.”

The long position in the S&P 500 Index and the sold, or written, call option are held in equal notional amounts (the short position in the call option is “covered” by the long position in the S&P 500 Index).

The BXM Index measures the total return performance of the covered S&P 500 Index portfolio by incorporating the value of the ordinary cash dividends paid on the stocks underlying the S&P 500 Index and the option premium received from writing call options on the S&P 500 Index. Because the method of calculating the BXM Index effectively reinvests the dividends and option premium into the S&P 500 Index on the day they are paid (in the case of dividends) or received (in the case of option premium), they are subject to fluctuations in the value of both the S&P 500 Index and the call option on the S&P 500 Index included in the BXM Index. For more information about this issue, see “Risk Factors—An Investment in the PISTONS Is Not the Same as Investing Directly in the BXM Index or Pursuing a Buy-Write Strategy Directly.”

The call options included in the value of the BXM Index have successive terms of approximately one month. Each day that an option expires, an additional at-the-money S&P 500 Index call option is sold, or written. At expiration, the call option is settled against the “Special Opening Quotation,” a special calculation of the S&P 500 Index. The Special Opening Quotation is compiled from the opening prices of the stocks underlying the S&P 500 Index and is generally determined before 11:00 a.m. (New York City time). The final settlement price of the call option at expiration is equal to the difference between the Special Opening Quotation and the strike price of the expired call option, or zero, whichever is greater, and is removed from the value of the BXM Index at that time. In other words, if the Special Opening Quotation is greater than the call option’s strike price, the final settlement price is greater than zero and the value of the BXM Index is effectively decreased upon settlement of the call option. If the Special Opening Quotation is less than the call option’s strike price, the call option is worthless and the value of the BXM Index remains unchanged upon settlement of the call option.

Subsequent to the settlement of the expired call option, a new at-the-money call option is deemed written and included in the value of the BXM Index. Like the expired call option, the new call option will expire approximately one month after the date of sale. The date on which one call option expires and another call option is written is referred to as the “roll date” and the process of replacing the expired option with the new option is referred to as the “roll.” The strike price of the new call option is equal to the strike price of the listed call option on the S&P 500 Index that is closest to and greater than the last value of the S&P 500 Index reported before 11:00 a.m. (New York City time). For example, if the last value of the S&P 500 Index reported before 11:00 a.m. (New York City time) is 901.10 and the closest listed option strike price above 901.10 is 905, then 905 is selected as the new S&P 500 Index call option strike price.

Once the strike price for the new call option has been determined, the new call option is deemed sold at a price equal to the volume-weighted average price (the “VWAP”) of the new call option during the half hour between 11:30 a.m. (New York City time) and 12:00 p.m. (New York City time) on the day the strike price is determined. The CBOE calculates the VWAP by (1) excluding trades in the new option identified as having been executed as part of a spread (i.e., a position taken in two or more options in order to profit through changes in the relative prices of those options); and (2) calculating the volume-weighted average of all remaining transaction prices of the new call option during this half-hour period. The weights are equal to the fraction of the total volume, excluding spread transactions, transacted at each price during this period, as indicated by the CBOE’s Market Data Retrieval System. If no transactions occur between 11:30 a.m. (New York City time) and 12:00 p.m. (New York City time), the new call option is deemed sold at the last bid price reported before 12:00 p.m.

The BXM Index is a “chained index,” meaning its value depends on the cumulative product of the gross daily rates of return on the covered S&P 500 Index portfolio since June 1, 1988, when the initial value of the BXM Index was first calculated and set at 100.00.

The value of the BXM Index on any given trading day is calculated according to the following formula:

BXMt = BXMt-1 (1 + Rt)

where:

BXMt-1	is the value of the BXM Index on the previous trading day; and

Rt	is the daily rate of return of the covered S&P 500 Index portfolio on that trading day.

On each trading day that is not a roll date, the gross daily rate of return of the BXM Index is based on the change in the closing value of the components of the covered S&P 500 Index portfolio, including the value of ordinary cash dividends distributed on the stocks underlying the S&P 500 Index that are trading “ex-dividend” on that date (that is, when transactions in the stock on any organized securities exchange or trading system no longer carry the right to receive that dividend or distribution), as measured from the close of trading on the previous trading day. The gross daily rate of return on these days is calculated according to the following formula:

1 + Rt =	(St + Divt – Ct)
(St-1 – Ct-1)

where:

St	is the closing value of the S&P 500 Index on that trading day;

Divt	is the ordinary cash dividends, expressed in S&P 500 Index points, distributed by the stocks underlying the S&P 500 Index trading “ex-dividend” on that trading day;

Ct	is the arithmetic average of the last bid and ask prices of the call option reported before 4:00 p.m. (New York City time) on the CBOE on that trading day;

St-1	is the closing value of the S&P 500 Index on the previous trading day; and

Ct-1	is the arithmetic average of the last bid and ask prices of the call option reported before 4:00 p.m. (New York City time) on the CBOE on the previous trading day.

On each roll date, the gross daily rate of return is based on three rates of return: (i) the gross rate of return from the close of trading on the previous trading day to the time of settlement of the expiring call option; (ii) the gross rate of return from the time of settlement of the expiring call option to the time the new call option is deemed sold; and (iii) the gross rate of return from the time the new call option is deemed sold to the close of trading on the roll date. The gross daily rate of return on these days is calculated according to the following formula:

1 + Rt = (1 + Ra) x (1 + Rb) x (1 + Rc)

where:

Ra	is the rate of return from the close of trading on the previous trading day to the time of settlement of the expiring call option;

Rb	is the rate of return from the time of settlement of the expiring call option to the time the new call option is deemed sold; and

Rc	is the rate of return from the time the new call option is deemed sold (New York City time) to the close of trading on the roll date.

The rate of return from the close of trading on the previous trading day to the time of settlement of the expiring call option is calculated according to the following formula:

1 + Ra =	(SSOQ + Divt – CSettle)
(St-1 – Ct-1)

where:

SSOQ	is the Special Opening Quotation used in determining the settlement price of the expiring call option;

Divt	is the total cash dividends, expressed in S&P 500 Index points, distributed by the stocks underlying the S&P 500 Index trading “ex-dividend” on that trading day;

CSettle	is the settlement price of the expiring call option;

St-1	is the closing value of the S&P 500 Index on the previous trading day; and

Ct-1	is the arithmetic average of the last bid and ask prices of the call option reported before 4:00 p.m. (New York City time) on the previous trading day.

The rate of return from the time of settlement of the expiring call option to the time the new call option is deemed sold is calculated according to the following formula:

1 + Rb =	(SVWAP)
(SSOQ)

where:

SVWAP	is the volume-weighted average of the S&P 500 Index calculated by the same method used to calculate the volume-weighted average price for the new call option.

The rate of return from the time the new call option is deemed sold to the close of trading on the roll date is calculated according to the following formula:

1 + Rc =	(St – Ct)
(SVWAP – CVWAP)

where:

CVWAP	is the volume-weighted average price of the new call option (calculated as described above) between 11:30 a.m. (New York City time) and 12:00 p.m. (New York City time) on the roll date; and

Ct	is the average of the last bid and ask prices of the new call option reported before 4:00 p.m. (New York City time) on the roll date.

Historical Data on the BXM Index

The following table sets forth the published ending values of the BXM Index on the third Friday of each month (or, if that Friday is not a trading day, on the immediately preceding trading day), in the period from January 21, 2000 through July 15, 2005, as calculated by the CBOE. Because the CBOE began public dissemination of the BXM Index on April 11, 2002, the index values set forth below prior to April 11, 2002 are based on historical trading data for the S&P 500 Index and the applicable one-month, at-the-money S&P 500 Index call options listed on the CBOE, calculated by the CBOE as though the BXM Index had been published during that period. We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification. Any historical upward or downward trend in the value of the BXM Index during any period set forth below is not any indication that the BXM Index is more or less likely to increase or decrease at any time during the term of the PISTONS.

BXM Closing Level on the Third Friday of	2000	2001	2002	2003	2004	2005
January	584.86	649.25	567.12	538.72	628.27	666.61
February	582.06	644.15	567.68	516.01	633.57	680.28
March	610.47	579.00	587.43	531.60	626.60	680.37
April	604.64	600.02	578.15	545.75	642.43	664.29
May	607.29	618.86	577.35	557.48	629.63	684.89
June	622.72	596.05	532.06	567.79	647.39	690.79
July	638.32	608.63	469.68	573.25	637.57	700.09
August	652.21	594.48	498.83	584.29	643.65
September	654.28	508.46	466.42	595.47	654.81
October	635.87	533.31	490.02	600.01	651.22
November	637.94	548.42	514.79	608.09	657.23
December	629.43	564.05	526.24	617.83	670.21

The closing value of the BXM Index on August 16, 2005 was 707.77.

The following graph illustrates the historical performance of the BXM Index based on the closing value thereof on the third Friday of each month (or, if that Friday is not a trading day, on the immediately preceding trading day), from January 2000 through July 2005.

Past movements of the BXM Index are not necessarily indicative of future BXM Index values.

License Agreement

S&P and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets Inc., and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the BXM Index, which is owned and published by the CBOE, in connection with certain securities, including the PISTONS.

The license agreement between the S&P and Citigroup Global Markets Inc. provides that the following language must be set forth in this pricing supplement:

The PISTONS are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and the CBOE make no representation, condition or warranty, express or implied, to the owners of the PISTONS or any member of the public regarding the advisability of investing in securities generally or in the PISTONS. The BXM Index is designed to trade the performance of a hypothetical buy-write strategy on the S&P 500 Index. S&P’s and the CBOE’s only relationship to Citigroup Global Markets Inc. is the licensing of certain trademarks and trade names of S&P and the BXM Index which is determined, composed and calculated by the CBOE without regard to Citigroup Global Markets Inc. or the PISTONS. The CBOE has no obligation to take the needs of Citigroup Global Markets Inc. or the owners of PISTONS into consideration in determining, composing or calculating the BXM Index. S&P and the CBOE are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the PISTONS to be issued or in the determination or calculation of the equation by which the PISTONS are to be converted into cash. S&P and the CBOE have no obligation or liability in connection with the administration, marketing or trading of the PISTONS.

THE CBOE SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE BXM INDEX FROM SOURCES THAT CBOE CONSIDERS RELIABLE, BUT S&P AND THE CBOE ACCEPT NO RESPONSIBILITY FOR, AND SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P AND THE CBOE DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE BXM INDEX OR ANY DATA INCLUDED THEREIN. S&P AND THE CBOE MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE BXM INDEX OR ANY DATA INCLUDED THEREIN. S&P AND THE CBOE MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL CONDITIONS AND WARRANTIES IMPLIED BY STATUTE, GENERAL LAW OR CUSTOM WITH RESPECT TO THE BXM INDEX OR ANY DATA INCLUDED THEREIN. In addition, (1) the CBOE has no relationship to the BXM Index or the PISTONS other than authorizing S&P grant a license to Citigroup Global Markets Inc. to use the BXM Index as the basis for the PISTONS; (2) the CBOE has no obligation to take the needs of Citigroup Global Markets Inc., purchasers or sellers of the PISTONS or any other person into consideration in maintaining the BXM Index or modifying the methodology underlying the BXM Index; and (3) the CBOE has no obligation or liability in connection with the administration, marketing or trading of the BXM Index, the PISTONS or any other investment product of any kind or character that is based thereon.

“Standard and Poor’s®” and “S&P®” are trademarks of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. “BXM” is a trademark of the CBOE. These marks have been licensed for use by Citigroup Funding. The PISTONS are not sponsored, endorsed, sold or promoted by the CBOE or S&P, and the CBOE and S&P make no representation regarding the advisability of investing in the PISTONS.

The license agreement is solely for the benefit of Citigroup Global Markets Inc. and its affiliates or subsidiaries, S&P and CBOE and not for the benefit of the owners of the PISTONS or any other third parties.

All disclosures contained in this prospectus supplement regarding each of the S&P 500 Index and the BXM Index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by S&P and the CBOE. None of Citigroup Funding, Citigroup, Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of such information.

DESCRIPTION OF THE S&P 500 INDEX

General

Unless otherwise stated, we have derived all information regarding the S&P 500 Index (the “S&P 500 Index”) provided in this prospectus supplement, including its composition, method of calculation and changes in components, from S&P, publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500 Index at any time. We do not assume any responsibility for the accuracy or completeness of any information relating to the S&P 500 Index.

As of April 30, 2005, the common stocks of 425 of the 500 companies include in the S&P 500 Index were listed on the New York Stock Exchange (“NYSE”). As of April 30, 2005, the aggregate market value of the 500 companies included in the S&P 500 Index represented approximately 75% of the market value of Standard & Poor’s internal database of over 6,984 equities. S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

As of April 30, 2005, the 500 companies included in the S&P 500 Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the number of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (87), Consumer Staples (36), Energy (29), Financials (82), Health Care (55), Industrials (56), Information Technology (80), Materials (32), Telecommunication Services (10) and Utilities (33). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

THE S&P 500 INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE SUPPLEMENTAL RETURN AMOUNT ON THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the S&P 500 Index

On March 21, 2005, S&P began to calculate the S&P 500 Index based on a half float-adjusted formula, and on or about September 16, 2005 the S&P 500 Index will be fully float adjusted. S&P’s criteria for selecting stocks for the Index will not be changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500 Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P 500 Index will reflect only those shares that are available to investors and not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•	holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500 Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the S&P 500 Index moved half way to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500 Index between March 21, 2005 and September 16, 2005 will be 0.90). The float-adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 S&P 500 component stocks relative to the S&P 500 Index’s base period of 1941-43 (the “base period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total market value of the S&P 500 component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total market value of the S&P 500 Component Stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period level of the S&P 500 Index. The index divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“index maintenance”).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500 Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500 Index remains constant. This helps maintain the level of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require index divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares outstanding multiplied by 2; Stock price divided by 2	No

Share issuance (i.e., change is greater than or equal to 5%)	Shares outstanding plus newly issued shares	Yes

Share repurchase (i.e., change is greater than or equal to 5%)	Shares outstanding minus repurchased shares	Yes

Special cash dividends	Share price minus special dividend Add new company market value minus	Yes

Company change	Old company market value	Yes

Rights offering	Price of parent company minus	Yes
(Price of rights)
(Right ratio)

Spinoffs	Price of parent company minus	Yes
(Price of spinoff co.)
(Share exchange ratio)

Stock splits and stock dividends do not affect the index divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the market value of the S&P 500 component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the market value of the S&P 500 component stock and consequently of altering the aggregate Market Value of the S&P 500 component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500 Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value =	Pre-Event Index Value
New Divisor

New Divisor =	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the index divisor is adjusted to compensate for the net change in the total market value of the S&P 500 Index. In addition, any changes over 5% in the current common shares outstanding for the index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the index divisor.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the principal U.S. federal income tax considerations that may be relevant to the purchase, ownership and disposition of the PISTONS. Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a person that is (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of the PISTONS (a “U.S. Holder”). All references to “holders” (including U.S. Holders) in this section are to beneficial owners of the PISTONS. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase the PISTONS by any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that will hold the PISTONS as part of a position in a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment or who acquire PISTONS within 30 days of selling shares of any of the companies included in the S&P 500 Index, (iii) persons whose functional currency is not the United States dollar, (iv) persons that do not hold the PISTONS as capital assets or (v) except as specifically indicated herein, persons that did not purchase the PISTONS in the initial offering.

This summary is based on United States federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

No statutory, judicial or administrative authority addresses the characterization of the PISTONS or instruments similar to the PISTONS for U.S. federal income tax purposes. Moreover, no official or unofficial guidance addresses the U.S. federal income tax treatment of a publicly traded equity-linked financial instrument that provides for periodic payments that constitute a partial return of a taxpayer’s investment in the instrument. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PISTONS are not certain. In particular, more than one reasonable characterization of the monthly investment payments is possible. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the PISTONS and no assurance can be given that the IRS will agree with the positions taken herein. A PROSPECTIVE INVESTOR IN THE PISTONS SHOULD CONSULT ITS OWN TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE PISTONS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Tax Characterization of the PISTONS

In purchasing the PISTONS, you and Citigroup Funding agree to treat the PISTONS for U.S. federal income tax purposes as prepaid cash settlement forward contracts with respect to the BXM Index under which (a) at the time of issuance of the PISTONS, you pay Citigroup Funding a fixed amount of cash equal to the applicable issue price of the PISTONS in consideration for Citigroup Funding’s obligation to make payments under the terms of the prepaid forward contract; (b) on the last trading day of each monthly calculation period, beginning on                     , 2005, until the maturity or redemption of the PISTONS, a portion of your investment in the prepaid forward contract will be disposed of for an amount determined on the first trading day of the relevant monthly calculation period based on the performance of the BXM Index, and will be remitted to you (net of the monthly charge adjustment amount retained by Citigroup Funding) in the form of the monthly investment payments; and (c) at maturity, Citigroup Funding will deliver to you a cash amount equal to the remaining net investment value of the prepaid forward contract based on the performance of the BXM Index, in full satisfaction of its obligation under such forward contract. Because the monthly investment payments represent an amortization of your investment in the prepaid forward contract, Citigroup Funding and you agree to treat each monthly investment payment as a net remittance to you of proceeds from the disposition on the last trading day of the relevant monthly calculation period of a portion of your original investment in the PISTONS, reduced by the monthly charge adjustment amount retained by Citigroup Funding, and Citigroup Funding will provide tax information reporting to you on that basis. See “—Information Reporting and Backup Withholding.” As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the PISTONS could result in less favorable U.S. federal income tax consequences to a holder, including a requirement to accrue income on a current basis.

U.S. Holders

Taxation of Monthly Investment Payments

Although there is no direct legal authority as to the proper tax treatment of the monthly investment payments on the PISTONS, under the above, agreed-to characterization of the PISTONS, Citigroup Funding and you agree to treat each monthly investment payment as a net remittance to you of (i) the gross proceeds from the disposition on the last trading day of the relevant monthly calculation period of a portion of your investment in the PISTONS (in an amount determined on the first trading day of the relevant monthly calculation period) based on the performance of the BXM Index, reduced by (ii) the monthly charge adjustment amount retained by Citigroup Funding for the relevant monthly calculation period. Under this characterization, you will realize capital gain or loss on the last trading day of each monthly calculation period equal to (a) the amount realized on the disposition of a portion of your investment in the PISTONS less (b) the pro rata portion of your adjusted tax basis in the PISTONS allocated to that portion of your investment.

The amount realized with respect to the disposition on the last trading day of each monthly calculation period will be equal to the gross proceeds from the portion of your investment in the PISTONS disposed of (which will equal the sum of the monthly investment payment adjustment amount and the monthly charge adjustment amount for the relevant monthly calculation period). Your adjusted tax basis in the PISTONS on any day should equal your original cost for the PISTONS, decreased by the amount of the tax basis allocated to the portions of your investment in the PISTONS previously disposed of. You should allocate a portion of your adjusted tax basis to the portion of your investment that is disposed of on the last day of any monthly calculation period in an amount equal to (x) your adjusted tax basis for the PISTONS at the end of the last trading day of the prior monthly calculation period, multiplied by (y) a percentage equal to the percentage of your investment that is disposed of on that day (which should in the case of the monthly investment payments equal the sum of the monthly investment payment adjustment amount and the monthly charge adjustment amount for that monthly calculation period over the value of the PISTONS on that day after adjusting the value for the Index Return Percentage for such day). For example, if on the last trading day of a monthly calculation period one percent of your investment is disposed of, you should allocate one percent of your adjusted tax basis to that portion of your investment. See “—Information Reporting and Backup Withholding.” The gross proceeds from the disposition on the last trading day of a monthly calculation period will exceed the monthly investment payment that you will receive in respect of that monthly calculation period, as a result of the monthly charge adjustment amount retained by Citigroup Funding. Capital gain or loss generally should be long-term capital gain or loss if you held the PISTONS for more than one year on the day of the relevant disposition.

The monthly charge adjustment amount retained by Citigroup Funding will be treated as a fee paid by investors to Citigroup Funding. For certain U.S. taxable investors, including individuals, such fee will be a miscellaneous itemized deduction, which may be deducted only to the extent all such deductions for the taxable year exceed two percent of such investor’s adjusted gross income. Miscellaneous itemized deductions are subject to additional limitations for individuals whose income exceeds certain levels. Accordingly, U.S. individuals subject to limitations on deduction of the monthly charge adjustment amount retained by Citigroup Funding will be required to treat as gross income a greater amount of taxable gain, or will be permitted to deduct a lesser amount of taxable loss, on their investment in the PISTONS than those investors’ economic gain or loss from such investment.

Taxation of Maturity, Redemption, Sale or other Taxable Disposition of the PISTONS

Under the above, agreed-to characterization of the PISTONS, upon the sale, redemption or other taxable disposition of the PISTONS, you should recognize capital gain or loss equal to the difference between the amount realized on disposition and your adjusted tax basis in the PISTONS. Your adjusted tax basis in the PISTONS generally should equal your cost for the PISTONS, decreased by the amount of the tax basis allocated to the portions of your investment in the PISTONS previously disposed of. Capital gain or loss generally will be long-term capital gain or loss if you held the PISTONS for more than one year at the time of disposition.

Possible Alternative Characterizations

Due to the absence of authority as to the proper characterization of the PISTONS and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above. Alternative tax characterizations could affect the timing and character of income or loss from the PISTONS. In particular, possible alternative treatments of the PISTONS could include: (i) treatment of the monthly investment payments as ordinary income paid on your investment in PISTONS; (ii) recognition of income, gain or, possibly, loss when the components of the BXM Index change, for example, when the call options in the BXM Index roll, when the BXM Index is rebalanced or when dividends on the shares underlying the BXM Index are paid; (iii) treatment of the PISTONS as contingent payment debt instruments subject to special Treasury regulations governing such instruments, in which case (x) current interest accruals in respect of the PISTONS would be determined by reference to the “comparable yield” for a Citigroup Funding debt instrument maturing on the maturity date, rather than by reference to the amount of current monthly investment payments and (y) on the sale, maturity or other taxable disposition of the PISTONS, you would recognize ordinary income, or ordinary loss, to the extent of your aggregate prior accruals of original issue discount, rather than capital gain or loss; and (iv) treatment of the PISTONS as consisting of a debt instrument and a forward contract or two or more options.

Constructive Ownership

Section 1260 of the Code treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” in that property, with the result that all or a portion of the long-term capital gain recognized by such taxpayer with respect to the derivative position may be recharacterized as ordinary income. In addition, Section 1260 would impose an interest charge on the long-term capital gain that was recharacterized. Section 1260 in its current form would not apply to the PISTONS. However, Section 1260 authorizes the Treasury Department to promulgate regulations (possibly with retroactive effect) to expand the application of the “constructive ownership” regime. There is no assurance that the Treasury Department will not promulgate regulations to apply the regime to the PISTONS. If Section 1260 were to apply to the PISTONS, you would be required to treat all or a portion of the long-term capital gain (if any) that you recognize on the monthly investment payments and on sale, maturity or other taxable disposition of the PISTONS as ordinary income, but only to the extent such long-term capital gain exceeds the long-term capital gain that you would have recognized if you had made a direct investment in shares of companies that are included in the S&P 500 Index during the period in which you hold the PISTONS. It is possible that these rules could apply, for example, to recharacterize long-term capital gain on the PISTONS in whole or in part to the extent that a holder of shares of the relevant companies would have earned dividend income therefrom or would have recognized short-term capital gain on the lapse of call options written on those companies or from the disposition of the shares upon rebalancing of the S&P 500 Index between the issue date and the date of the disposition of the PISTONS.

Non-United States Persons

In the case of a holder of the PISTONS that is not a U.S. person, under the agreed-to characterization of the monthly investment payments, the monthly investment payments made with respect to the PISTONS generally will not be subject to U.S. withholding tax, if (i) such monthly investment payment is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year that contains the last trading day of the relevant monthly calculation period or the monthly investment payment is not attributable to a fixed place of business maintained by such individual in the United States. Similarly, any capital gain realized upon the sale, maturity, redemption or other taxable disposition of the PISTONS also generally will not be subject to U.S. withholding tax, if the holder that is a not a U.S. person satisfies the requirements described in the immediately preceding sentence with respect to such gain for the year of the sale or other disposition. However, to avoid backup withholding with respect to the monthly investment payments and payments of the proceeds of a sale or redemption of the PISTONS, a holder of the PISTONS that is not a U.S. person may be required to provide a properly completed IRS Form W-8BEN to establish that it is not a U.S. person. See “—Information Reporting and Backup Withholding” below. Prospective investors that are not U.S. persons should consult their own tax advisors in determining the tax consequences to them of an investment in the PISTONS, including the application of U.S. federal, state, local, foreign or other tax laws, and the possible effects of changes in federal or other tax laws.

Estate Tax

If you are an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty benefit, the PISTONS may be treated as U.S. situs property for U.S. federal estate tax purposes. You are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the PISTONS.

Information Reporting and Backup Withholding

Based on the agreed-to treatment described above, Citigroup Funding intends to report to the IRS and to you, as a U.S. Holder, the amounts realized from the disposition on the last trading day of each monthly calculation period of a portion of your investment in the PISTONS as gross proceeds from the sale of that portion of your investment. Those amounts will be in excess of the monthly investment payments that you will receive. In addition, Citigroup Funding intends to provide you with (or make available to a financial institution through which you hold the PISTONS) information necessary for you to determine, with respect to the disposition on the last trading day of each monthly calculation period of a portion of your investment in the PISTONS, the amount of capital gain or loss that you will be required to recognize (including the amount of the gross proceeds from each disposition, the adjusted tax basis in the PISTONS before that disposition, and the amount of the tax basis allocated to the portion of the PISTONS disposed of) and the monthly charge adjustment amount retained by Citigroup Funding. In the case of a U.S. Holder that is a purchaser of the PISTONS in the secondary market, Citigroup Funding intends to provide information that will assist you in determining the portion of your adjusted tax basis to be allocated to the portion of the PISTONS disposed of on each particular day. In order to obtain this information, investors should contact (212)723-7005.

A U.S. Holder of the PISTONS may be subject to information reporting and to backup withholding on certain amounts paid to the U.S. Holder unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS. A holder of the PISTONS that is a not a U.S. person will be required to provide a properly completed IRS Form W-8BEN to establish that it is not a U.S. person in order to avoid backup withholding with respect to the monthly investment payments and payments of the proceeds of a sale or redemption of the PISTONS.

UNDERWRITING

The terms and conditions set forth in the terms agreement dated the date hereof, which incorporates by reference the underwriting agreement basic provisions dated May 3, 2005, govern the sale and purchase of the PISTONS. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Citigroup Global Markets Inc., as underwriter, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets Inc., $             principal amount of PISTONS (            PISTONS), payments on which are fully and unconditionally guaranteed by Citigroup.

The underwriting agreement provides that the obligation of Citigroup Global Markets Inc. to purchase the PISTONS included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Citigroup Global Markets Inc. is obligated to purchase all of the PISTONS if it purchases any of the PISTONS.

Citigroup Global Markets Inc. proposes to offer some of the PISTONS directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the PISTONS to certain dealers at the public offering price less a concession not in excess of $             per PISTONS. Citigroup Global Markets Inc. may allow, and these dealers may reallow, a concession not in excess of $             per PISTONS on sales to certain other dealers. Sales may also be made through Citicorp Investment Services and Citicorp Financial Services Corp., broker-dealers affiliated with Citigroup Global Markets Inc., acting as agents. Citicorp Investment Services and Citicorp Financial Services Corp. will receive as remuneration a portion of the underwriting discount set forth on the cover of this prospectus supplement equal to $             per PISTONS for the PISTONS they sell. If all of the PISTONS are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and the other selling terms.

In addition to the commission paid at the time of the initial offering of the PISTONS, trailing commissions will be paid annually, beginning on                     , 2006 and ending on                     , 2010, to brokerage firms, including Citigroup Global Markets Inc. and its affiliates, whose clients purchase the PISTONS in the initial offering and continue to hold their PISTONS on the last business day of each             . These trailing commissions for any annual period will be calculated based on the following formula:

Sum of (0.004 x NIVp x	number of calendar days in such monthly calculation period	) for each monthly calculation period
365

where NIVp equals the net investment value as of the first trading day of each monthly determination period in such annual period. In no event will the trailing commissions exceed $0.04 per PISTONS in any annual period from the issue date. For example, if the net investment value of the first trading day of each of the 12 monthly calculation period were equal to $9.775 in an annual period, the trailing commissions would equal approximately $0.0391 per PISTONS for such annual period.

You may find out the trailing commissions paid per PISTONS in any year by calling your broker or us at (212) 723-7005. See “Risk Factors — The Brokerage Firm at Which You Hold Your PISTONS and the Broker Through Whom You Hold Your PISTONS May Have Economic Interests That Are Different From Yours.”

Citigroup Funding has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the PISTONS, it will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Citigroup Funding, in each case that are substantially similar to the PISTONS or any security convertible into or exchangeable for the PISTONS or substantially similar securities. Citigroup Global Markets Inc. may release any of the PISTONS subject to this lock-up at any time without notice.

Prior to this offering, there has been no public market for the PISTONS. Consequently, the initial public offering price for the PISTONS was determined by negotiations among Citigroup Funding and Citigroup Global Markets Inc. There can be no assurance, however, that the prices at which the PISTONS will sell in the public market after this offering will not be lower than the price at which they are sold by Citigroup Global Markets Inc. or that an active trading market in the PISTONS will develop and continue after this offering.

Citigroup Funding will apply to list the PISTONS on the American Stock Exchange under the symbol “PBN,” but cannot assure you that the PISTONS will be approved for listing. In addition, the indicative net investment value of the PISTONS is expected to be published by the CBOE under the symbol “PCJ.” Neither the American Stock Exchange nor the CBOE in any way sponsors, endorses or otherwise is involved in the PISTONS and disclaims any liability to any party for any inaccuracy in the data on which the indicative net investment value is based, for any mistakes, errors, or omissions in the calculation and/or dissemination of the indicative net investment value, or for the manner in which it is applied in connection with the PISTONS.

In connection with the offering, Citigroup Global Markets Inc., as the underwriter, may purchase and sell PISTONS and the underlying stocks of the S&P 500 Index in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of PISTONS in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of PISTONS or the stocks underlying the S&P 500 Index made for the purpose of preventing a decline in the market price of the PISTONS or the stocks underlying the S&P 500 Index while the offering is in progress. These activities may cause the price of the PISTONS to be higher than would otherwise be the case in the absence of these transactions. Citigroup Global Markets Inc. is not required to engage in any of these activities and may end any of these activities at any time.

Citigroup Global Markets Inc. is an affiliate of Citigroup Funding. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Citigroup Global Markets Inc. may not confirm sales to any discretionary account without the prior specific written approval of a customer.

We estimate that our total expenses for this offering will be $            .

This prospectus supplement, together with the accompanying prospectus, may also be used by Citigroup Funding’s broker-dealer affiliates in connection with offers and sales of the PISTONS (subject to obtaining any necessary approval of the American Stock Exchange for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these affiliates may act as principal or agent in these transactions. None of these affiliates is obligated to make a market in the PISTONS and any may discontinue any market making at any time without notice, at its sole discretion.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the website maintained by the underwriter.

We have agreed to indemnify Citigroup Global Markets Inc. against certain liabilities under the Securities Act of 1933, or to contribute to payments Citigroup Global Markets Inc. may be required to make because of any of those liabilities.

ERISA MATTERS

Each purchaser of the PISTONS or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the PISTONS through and including the date of the disposition of such PISTONS that (a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R 2510.3-101 or otherwise, or (iii) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ((i), (ii) and (iii) collectively, “ERISA-Type Plans”); and (b) if it is a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh plans), none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan’s decision to purchase, hold or dispose of the PISTONS.

LEGAL MATTERS

The validity of the PISTONS and certain matters relating thereto will be passed upon for Citigroup Funding and Citigroup by John R. Dye, Esq. Mr. Dye, General Counsel — Capital Markets of Citigroup and legal counsel to Citigroup Funding, beneficially owns or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen and Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has also acted as special tax counsel to Citigroup Funding and Citigroup in connection with the PISTONS and the guarantee. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for Citigroup and certain of its subsidiaries, including Citigroup Funding, and may do so in the future.

ANNEX A

OFFICIAL NOTICE OF REDEMPTION

Dated:

Citigroup Funding Inc.

399 Park Avenue

New York, New York 10043

Citigroup Global Markets Inc., as Calculation Agent

390 Greenwich Street, 3rd Floor

New York, New York 10013

Dear Sirs:

The undersigned holder of the Portfolio Income STrategic Opportunity NoteS Based Upon the CBOE S&P 500 BuyWrite Index due                     , 2010 of Citigroup Funding Inc., (CUSIP No.            ) (the “PISTONS”) hereby irrevocably elects to exercise with respect to the number of PISTONS indicated below, as of the date hereof, the redemption right as described in the prospectus supplement dated                     , 2005 (the “Prospectus Supplement”) to the prospectus dated May 2, 2005 related to Registration Statement No. 333-122925. Terms not defined herein have the meanings given to such terms in the Prospectus Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated.

The undersigned certifies to you that (1) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the PISTONS indicated below its signature (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its PISTONS); (2) it will cause the PISTONS to be redeemed to be transferred to the trustee on or before the fifth trading day following the redemption valuation date.

Very truly yours,
[Name of Holder]

By:
[Title]
[Tel. No.]
[Fax No.]
Number of PISTONS surrendered for redemption:

Receipt of the above
Official Notice of Redemption is hereby acknowledged

CITIGROUP FUNDING INC., as Issuer
CITIGROUP GLOBAL MARKETS INC., as Calculation Agent

By: CITIGROUP GLOBAL MARKETS INC., as Calculation Agent
By:
Title:

Date and time of acknowledgement:

A-1

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Citigroup Funding Inc.

        Portfolio Income STrategic Opportunity

NoteS (PISTONSSM)

Based upon the

CBOE S&P 500 BuyWrite Index

Due                     , 2010

Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

($10 Principal Amount per PISTONS)

Prospectus Supplement

                 , 2005

(Including Prospectus

dated May 3, 2005)